Exhibit 99.1
TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED JANUARY 28, 2012, JANUARY 29, 2011 AND
JANUARY 30, 2010

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT
The Board of Directors and Stockholder of
Toys “R” Us – Delaware, Inc.:

We have audited the accompanying consolidated balance sheets of Toys “R” Us - Delaware, Inc. and subsidiaries (the “Company”) as of January 28, 2012 and January 29, 2011, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three fiscal years in the period ended January 28, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Toys “R” Us - Delaware, Inc. and subsidiaries as of January 28, 2012 and January 29, 2011, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 28, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
April 27, 2012

Item 1. Financial Statements and Supplementary Data

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Statements of Operations

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Net sales	$9,239	$9,414	$9,017
Other revenues (1)	152	150	153
Total revenues	9,391	9,564	9,170
Cost of sales	6,066	6,144	5,901
Cost of other revenues (1)	5	6	11
Gross margin	3,320	3,414	3,258
Selling, general and administrative expenses (1)	2,844	2,869	2,650
Depreciation and amortization	260	244	227
Other income, net (1)	(66)	(79)	(64)
Total operating expenses	3,038	3,034	2,813
Operating earnings	282	380	445
Interest expense (1)	(208)	(236)	(156)
Interest income (1)	34	32	28
Earnings before income taxes	108	176	317
Income tax expense	43	64	114
Net earnings	$65	$112	$203

(1) Includes the following income (expenses) resulting from transactions with related parties (See Note 15 entitled
“RELATED PARTY TRANSACTIONS” for further details):
	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Other revenues	$97	$93	$94
Cost of other revenues	—	—	(5)
Selling, general and administrative expenses	(343)	(323)	(305)
Other income, net	29	27	9
Interest expense	(13)	(18)	(16)
Interest income	33	32	28

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Balance Sheets

(In millions)	January 28, 2012	January 29, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$149	$290
Accounts and other receivables	123	117
Merchandise inventories	1,575	1,524
Current deferred tax assets	77	69
Prepaid expenses and other current assets	38	59
Total current assets	1,962	2,059
Property and equipment, net	2,097	2,065
Goodwill	361	361
Deferred tax assets	98	81
Due from affiliates, net	342	321
Other assets	126	125
Total Assets	$4,986	$5,012

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accounts payable	$843	$937
Short-term borrowing from Parent	124	—
Accrued expenses and other current liabilities	507	533
Income taxes payable	104	113
Current portion of long-term debt	22	24
Total current liabilities	1,600	1,607
Long-term debt	2,339	1,916
Deferred tax liabilities	406	377
Deferred rent liabilities	313	265
Other non-current liabilities	78	66

Stockholder's Equity:
Additional paid-in capital	3,686	4,282
Accumulated deficit	(3,436)	(3,501)
Total stockholder's equity	250	781
Total Liabilities and Stockholder's Equity	$4,986	$5,012

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Cash Flows from Operating Activities:
Net earnings	$65	$112	$203
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	260	244	227
Amortization and write-off of debt issuance costs and debt discount	25	61	32
Net gains on sales of properties	(2)	(11)	(6)
Deferred income taxes	13	38	11
Non-cash portion of restructuring, other charges and impairments	34	18	19
Other	(2)	14	3
Changes in operating assets and liabilities:
Accounts and other receivables	(6)	(33)	12
Merchandise inventories	(52)	(238)	10
Prepaid expenses and other operating assets	15	2	10
Accounts payable, accrued expenses and other liabilities	(77)	72	191
Due from affiliates, net	(20)	(31)	(31)
Income taxes payable and receivable	(10)	32	9
Net cash provided by operating activities	243	280	690
Cash Flows from Investing Activities:
Capital expenditures	(300)	(244)	(148)
Proceeds from sale of fixed assets	13	21	19
Acquisitions	—	(1)	(14)
Purchase of net assets from affiliates at carrying value	—	—	(56)
Decrease in restricted cash	—	—	20
Advances to Parent	—	—	(150)
Net cash used in investing activities	(287)	(224)	(329)
Cash Flows from Financing Activities:
Long-term debt borrowings	1,413	2,024	2,155
Long-term debt repayments	(1,018)	(1,964)	(2,189)
Long-term borrowing from Parent	—	—	10
Repayment of long-term borrowing to Parent	—	(10)	—
Short-term borrowing from Parent	1,224	563	429
Repayment of short-term borrowing to Parent	(1,100)	(563)	(465)
Dividend paid to Parent	(616)	(129)	(123)
Amounts paid to affiliate in excess of carrying value of assets acquired	—	—	(68)
Capital contribution from Parent	—	4	47
Capitalized debt issuance costs	(3)	(37)	(70)
Net cash used in financing activities	(100)	(112)	(274)
Effect of exchange rate changes on cash and cash equivalents	3	2	1
Cash and cash equivalents:
Net (decrease) increase during period	(141)	(54)	88
Cash and cash equivalents at beginning of period	290	344	256
Cash and cash equivalents at end of period	$149	$290	$344
Supplemental Disclosures of Cash Flow Information:
Income taxes paid, net of refunds	$41	$46	$41
Interest paid	$174	$146	$88
Purchases of property and equipment included in Accounts payable and Accrued expenses and other current liabilities	$20	$20	$12
Non-Cash Financing Activities:
Non-cash distributions to Parent	$—	$—	$(146)
Non-cash contributions from Parent	$4	$29	$7
Real estate assets acquired under related party lease financing obligations	$2	$—	$—

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Statements of Stockholder's Equity

(In millions)	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholder's Equity
Balance, January 31, 2009	$4,539	$(47)	$(3,816)	$676
Net earnings for the period	—	—	203	203
Foreign currency translation adjustments, net of tax	—	29	—	29
Unrealized gain on hedged transactions, net of tax	—	1	—	1
Total comprehensive income				233
Stock compensation expense	3	—	—	3
Contribution of tax attributes arising from Toys “R” Us Property Company II, LLC transaction	66	—	—	66
Dividend paid to Parent	(123)	—	—	(123)
Non-cash distributions to Parent	(146)	—	—	(146)
Amounts paid to affiliate in excess of carrying value of assets acquired, net of tax	(49)	—	—	(49)
Cash contribution from Parent	47	—	—	47
Contribution arising from tax allocation arrangement	12	—	—	12
Non-cash contributions from Parent	7	—	—	7
Balance, January 30, 2010	$4,356	$(17)	$(3,613)	$726
Net earnings for the period	—	—	112	112
Foreign currency translation adjustments, net of tax	—	20	—	20
Unrealized loss on hedged transactions, net of tax	—	(3)	—	(3)
Total comprehensive income				129
Stock compensation expense	2	—	—	2
Non-cash contribution from Parent arising from the settlement of awards upon termination	5	—	—	5
Dividend paid to Parent	(129)	—	—	(129)
Contribution arising from tax allocation arrangement	11	—	—	11
Capital contribution from Parent	4	—	—	4
Non-cash contributions from Parent	29	—	—	29
Contribution in connection with a decrease in carrying value of net assets previously sold to affiliates, net of tax	4	—	—	4
Balance, January 29, 2011	$4,282	$—	$(3,501)	$781
Net earnings for the period	—	—	65	65
Foreign currency translation adjustments, net of tax	—	1	—	1
Unrealized loss on hedged transactions, net of tax	—	(1)	—	(1)
Total comprehensive income				65
Stock compensation expense	3	—	—	3
Dividend paid to Parent	(616)	—	—	(616)
Contribution arising from tax allocation arrangement	11	—	—	11
Non-cash contributions from Parent	4	—	—	4
Amortization of restricted stock	2	—	—	2
Balance, January 28, 2012	$3,686	$—	$(3,436)	$250

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization
Toys “R” Us - Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We are the leading specialty retailer of toys and juvenile products in North America as measured by Net sales. Toys “R” Us is recognized as the toy and juvenile (including baby) authority. We sell a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through our retail locations and the Internet. Our brand names are highly recognized and our expertise in the specialty toy and juvenile retail space, our broad range of product offerings, our substantial scale and geographic footprint and our strong vendor relationships account for our market-leading position and distinguish us from the competition.
As of January 28, 2012, we operated 949 stores in the United States, Canada and Puerto Rico under the Toys “R” Us, Babies “R” Us and FAO Schwarz banners. In addition, we operate Toys “R” Us Express stores (“Express stores”), smaller format stores primarily open on a short-term basis during the holiday season. We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com, as well as the Internet site we operate in our Canadian market, Toysrus.ca.
On July 21, 2005, our Parent was acquired through a $6.6 billion merger (the “Merger”) by an investment group led by entities advised by or affiliated with Bain Capital Partners, LLC (“Bain”), Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”) and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”). Upon the completion of this acquisition, our Parent became a private company.
Fiscal 2009 Reorganization and Acquisition of Assets Under Common Control
On November 20, 2009, we acquired substantially all of the net assets (the “Transaction”) of our affiliate, MPO Holdings, LLC and its consolidated subsidiaries (“MPO”) at their historical cost. MPO, formerly a directly owned subsidiary of our Parent, leased or subleased substantially all of its 46 properties to us. MPO was formed on July 21, 2005 as a result of a reorganization of Parent and at that time received properties from affiliated entities which were recorded at their historical costs. As the Transaction was between entities under common control, in fiscal 2009 these financial statements were presented on a combined basis.
Fiscal Year
Our fiscal year ends on the Saturday nearest to January 31 of each calendar year. Unless otherwise stated, references to years in this report relate to the fiscal years below:

Fiscal Year	Number of Weeks	Ended
2011	52	January 28, 2012
2010	52	January 29, 2011
2009	52	January 30, 2010
Principles of Consolidation
The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. We eliminate all intercompany balances and transactions.
Variable Interest Entities
The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, “Consolidation” (“ASC 810”), requires the consolidation of entities that are controlled by a company through interests other than voting interests. We evaluate our lending vehicles, including our commercial mortgage-backed securities, structured loans and any joint venture interests to determine whether we are the primary beneficiary of a variable interest entity (“VIE”). Based on our analysis, no VIEs were identified that required consolidation.
Use of Estimates
The preparation of our Consolidated Financial Statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates and such differences could have a material impact on our Consolidated Financial Statements.
Cash and Cash Equivalents
We consider our highly liquid investments with original maturities of three months or less at acquisition to be cash equivalents. Book cash overdrafts are reclassified to Accounts payable.
Accounts and Other Receivables
Accounts and other receivables consist primarily of receivables from vendor allowances and consumer credit card and debit card transactions.
Merchandise Inventories
We value our merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales represents the weighted average cost of the individual items sold and is affected by adjustments to reflect current market conditions, merchandise allowances from vendors, estimated inventory shortages and estimated losses from obsolete and slow-moving inventory.
Property and Equipment, Net
We record property and equipment at cost. Leasehold improvements represent capital improvements made to our leased properties. We record depreciation and amortization using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases, if applicable.
We capitalize interest for new store construction-in-progress in accordance with ASC Topic 835, “Interest.” Capitalized interest amounts are immaterial.

Asset Retirement Obligations
We account for asset retirement obligations (“ARO”) in accordance with ASC Topic 410, “Asset Retirement and Environmental Obligations,” which requires us to recognize a liability for the fair value of obligations to retire tangible long-lived assets when there is a legal obligation to incur such costs. We recognize a liability for ARO, capitalize asset retirement costs and amortize these costs over the life of the assets. As of January 28, 2012 and January 29, 2011, we had approximately $3 million recorded for ARO, respectively.
Goodwill
As of January 28, 2012 and January 29, 2011, we had $361 million of Goodwill, respectively, which is all included within our Domestic reporting unit.
Goodwill is evaluated for impairment annually as of the first day of the fourth quarter of each fiscal year or whenever we identify certain events or circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount, in accordance with the provisions of ASC Topic 350, “Intangibles - Goodwill and Other” (“ASC 350”). Events or circumstances that might warrant an interim evaluation include, among other things, significant adverse change in legal factors or in the business climate, adverse action or assessment by a regulator, unanticipated competition, loss of key personnel and it is more likely than not that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of.
In September 2011, the FASB issued ASU No. 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”), which amended the rules for testing goodwill for impairment. The new rules provide an entity with the option to first assess qualitative factors for each reporting unit to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step quantitative impairment test. The optional qualitative assessment can be performed at the discretion of management for any or all of the reporting units in any given period. As allowed under the guidance, we early adopted ASU 2011-08 for our fiscal 2011 annual goodwill impairment test.
During the qualitative assessment of our fiscal 2011 annual goodwill impairment test, management concluded it was more likely than not that the fair value of our Toys “R” Us – Domestic (“Domestic”) reporting unit exceeded its carrying value. However, given the Domestic goodwill balance of $361 million, the results of the fourth quarter holiday selling season and the timing of the previous fair value calculated, management decided to calculate a new fair value as of the fiscal year-end. The fair value as of fiscal year-end confirmed the conclusions reached on the qualitative approach taken by management and indicated no goodwill impairment after the date of the annual impairment test.

Debt Issuance Costs
We defer debt issuance costs, which are classified as non-current Other assets, and amortize the costs into Interest expense over the term of the related debt facility. Unamortized amounts at January 28, 2012 and January 29, 2011 were $92 million and $108 million, respectively. Deferred financing fees amortized to Interest expense for fiscals 2011, 2010 and 2009 were $23 million, $57 million and $32 million, respectively, which is inclusive of accelerated amortization due to certain debt repayments and refinancings.
Insurance Risks
Our Parent self-insures a substantial portion of our workers' compensation, general liability, auto liability, property, medical, prescription drug and dental insurance risks, in addition to maintaining third party insurance coverage. Our Parent bills us for our share of these self-insurance costs which are included in Selling, general and administrative expenses ("SG&A") in our Consolidated Statements of Operations, totaling $70 million, $69 million and $73 million for fiscals 2011, 2010 and 2009, respectively.
Commitments and Contingencies
We, along with Parent, are subject to various claims and contingencies related to lawsuits and commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For additional information on our commitments and contingencies, refer to Note 14 entitled “COMMITMENTS AND CONTINGENCIES.”
Leases
We lease store locations, distribution centers, equipment and land used in our operations. We account for our leases under the provisions of ASC Topic 840, “Leases” (“ASC 840”), which requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. Assets held under capital lease are included in Property and equipment, net. As of January 28, 2012 and January 29, 2011, accumulated depreciation related to capital leases for property and equipment was $38 million and $50 million, respectively.
Operating lease expense is recorded on a straight-line basis over the lease term. At the inception of a lease, we determine the lease term by assuming the exercise of renewal options that are reasonably assured. Renewal options are exercised at our sole discretion. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the useful life of buildings and leasehold improvements are limited by the expected lease term. Refer to Note 9 entitled “LEASES” for further details.
Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised under specified conditions, including upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.
Deferred Rent
We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as a deferred rent liability or asset. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $321 million and $274 million at January 28, 2012 and January 29, 2011, respectively, of which $8 million and $9 million are recorded in Accrued expenses and other current liabilities, respectively. Deferred rent liabilities include liabilities to affiliates of $131 million and $100 million as of January 28, 2012 and January 29, 2011, respectively. Landlord incentives and abatements are included in Deferred rent liabilities and amortized over the term of the lease.
Financial Instruments
We enter into foreign exchange forward contracts to minimize the risk associated with currency fluctuations relating to our Canadian subsidiary. We also enter into derivative financial arrangements such as interest rate swaps and interest rate caps to hedge interest rate risk associated with our long-term debt. We account for derivative financial instruments in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”) and record all derivatives as either assets or liabilities on the Consolidated Balance Sheets measured at estimated fair value and recognize the changes in fair value as unrealized gains and losses. The recognition of these gains and losses depends on our intended use of the derivatives and resulting designation. We record the changes in fair value of derivative instruments, which do not qualify and therefore are not designated for hedge accounting, in our Consolidated Statements of Operations. If we determine that we do qualify for hedge accounting treatment, the following is a summary of the impact on our Consolidated Financial Statements:

•
For designated cash flow hedges, the effective portion of the changes in the fair value of derivatives are recorded in Accumulated other comprehensive income (loss) and subsequently recorded in Interest expense in the Consolidated Statements of Operations at the time the hedged item affects earnings.

•
For designated cash flow hedges, the ineffective portion of a hedged derivative instrument's change in fair value is immediately recognized in Interest expense in the Consolidated Statements of Operations.

•
For designated fair value hedges, the change in the fair value of the derivative as well as the offsetting change in the fair value of the hedged item attributable to the hedged risk are recorded in Interest expense in the Consolidated Statements of Operations.

Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for more information related to our accounting for derivative financial instruments. We did not have significant credit risk related to our financial instruments at January 28, 2012 and January 29, 2011.
Revenue Recognition
We generally recognize sales, net of customer coupons and other sales incentives, at the time the customer takes possession of merchandise, either at the point of sale in our stores or at the time the customer receives shipment for products purchased from our websites. We recognize the sale from lay-away transactions when our customer satisfies all payment obligations and takes possession of the merchandise. Sales are recorded net of sales, use and value added taxes.
Other third-party revenues of $55 million, $57 million and $59 million for fiscals 2011, 2010 and 2009, respectively, are included in Total revenues. Other third-party revenues consist of shipping, licensing fees, warranty and consignment income and non-core product related revenue.
We have license agreements with unaffiliated third party operators located outside the United States. The agreements are largely structured with royalty income paid as a percentage of sales for the use of our trademarks, trade name and branding. Licensing fees for fiscals 2011, 2010 and 2009 were $18 million, $16 million and $14 million, respectively.
Reserve for Sales Returns
We reserve amounts for sales returns for estimated product returns by our customers based on historical return experience, changes in customer demand, known returns we have not received, and other assumptions. The balances of our reserve for sales returns were $9 million and $8 million at January 28, 2012 and January 29, 2011, respectively.
Cost of Sales and SG&A Expenses
The following table illustrates what is reflected in each expense category:

“Cost of sales”		“SG&A”
•	the cost of merchandise acquired from vendors;	•	store payroll and related payroll benefits;
•	freight in;	•	rent and other store operating expenses;
•	provision for excess and obsolete inventory;	•	advertising and promotional expenses;
•	shipping costs to customers;	•	costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;
•	provision for inventory shortages; and
•	credits and allowances from our merchandise vendors.	•	restructuring charges; and
		•	other corporate-related expenses.
Credits and Allowances Received from Vendors
We receive credits and allowances that are related to formal agreements negotiated with our vendors. These credits and allowances are predominantly for cooperative advertising, promotions and volume related purchases. We generally treat credits and allowances, including cooperative advertising allowances, as a reduction of product cost in accordance with the provisions of ASC Topic 605, “Revenue Recognition” (“ASC 605”) since such funds are not a reimbursement of specific, incremental, identifiable costs incurred by us in selling the vendors' products.
In addition, we record sales net of in-store coupons that are redeemed in accordance with ASC 605.

Advertising Costs
Gross advertising costs are recognized in SG&A at the point of first broadcast or distribution and were $343 million, $328 million and $306 million in fiscals 2011, 2010 and 2009, respectively.
Pre-opening Costs
The cost of start-up activities, including organization costs, related to new store openings are expensed as incurred.
Costs of Computer Software
We capitalize certain costs associated with computer software developed or obtained for internal use in accordance with the provisions of ASC 350. We capitalize those costs from the acquisition of external materials and services associated with developing or obtaining internal use computer software. We capitalize certain payroll costs for employees that are directly associated with internal use computer software projects once specific criteria of ASC 350 are met. We expense those costs that are associated with preliminary stage activities, training, maintenance, and all other post-implementation stage activities as they are incurred. We amortize all costs capitalized in connection with internal use computer software projects on a straight-line basis over a useful life of five years, beginning when the software is ready for its intended use. We amortized computer software costs of $18 million, $15 million and $12 million for fiscals 2011, 2010 and 2009, respectively.

Other Income, Net
Other income, net includes the following:

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Information technology and administrative support services income	$(23)	$(20)	$—
Gift card breakage income	(18)	(19)	(19)
Credit card program income	(13)	(19)	(31)
Management service fees income	(6)	(7)	(9)
Net gains on sales of properties	(2)	(11)	(6)
Impairment of long-lived assets	8	3	7
Other (1)	(12)	(6)	(6)
Total	$(66)	$(79)	$(64)

(1)	Includes gains and losses resulting from foreign currency translation related to operations, fixed asset write-offs and other miscellaneous income and expense charges.
Information Technology and Administrative Support Services Agreement (“ITASS”)
In fiscal 2010, we began providing information technology and operations services, including applications development, technology planning, technical services, store planning, merchandising, financial and legal services to a number of our affiliates under the ITASS. During fiscals 2011 and 2010, our affiliates were charged $23 million and $20 million for these services, respectively. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further information.
Gift Cards and Breakage
We sell gift cards to customers in our retail stores, through our websites and through third parties and, in certain cases, provide gift cards for returned merchandise and in connection with promotions. We recognize income from gift card sales when the customer redeems the gift card, as well as an estimated amount of unredeemed liabilities (“breakage”). Gift card breakage is recognized proportionately, utilizing management estimates and assumptions based on actual redemptions, the estimated useful life of the gift card and an estimated breakage rate of unredeemed liabilities. Our estimated gift card breakage represents the remaining unused portion of the gift card liability for which the likelihood of redemption is remote and for which we have determined that we do not have a legal obligation to remit the value to the relevant jurisdictions. Income related to customer gift card redemption is included in Total revenues, whereas income related to gift card breakage is recorded in Other income, net in our Consolidated Financial Statements. We recognize breakage income and derecognize the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards (“Redemption Method”). We recognized $18 million of gift card breakage income in fiscal 2011, and $19 million in fiscals 2010 and 2009, respectively.
In the second quarter of fiscal 2010, the State of New Jersey (the “State”) enacted a law that would require us to turn over to the State unused balances of certain gift cards purchased in New Jersey on which there had been no activity for a two-year period. In November 2010, the United States District Court for the District of New Jersey (the “District Court”) preliminarily enjoined the State from enforcing this section of the law, and the State appealed that decision to the United States Court of Appeals for the Third Circuit (the “Third Circuit”). The New Jersey law also requires us to obtain and maintain the zip codes of customers who purchase gift cards in New Jersey. In January 2011, the District Court declined to enjoin enforcement of this section of the law, and this decision was also appealed to the Third Circuit. On or about January 5, 2012, the Third Circuit affirmed the District Court rulings.
Credit Card Program
We currently operate under a Credit Card Program agreement (the “Agreement”) with a third-party credit lender to offer co-branded and private label credit cards to our customers. The current agreement expires in June 2012 at which time our program will transfer and convert to a new third-party credit lender. The credit lender provides financing for our customers to purchase merchandise at our stores for all cardholders and other businesses for co-branded cardholders. We received an up-front incentive payment for entering into the Agreement, which is deferred and is being amortized ratably over the life of the Agreement. In addition, we receive bounty fees for credit card activations and royalties on the co-branded and private label credit cards. Bounty fees and royalties are recognized when earned and realizable. During fiscals 2011, 2010 and 2009, we recognized $13 million, $19 million and $31 million of other income, respectively, relating to the credit card program.
Net Gains on Sales of Properties
Net gains on sales of properties were $2 million, $11 million and $6 million for fiscals 2011, 2010, and 2009 respectively. Refer to Note 5 entitled “PROPERTY AND EQUIPMENT” for further information.
Management Service Fees Income
We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement. The amounts charged are allocated based on a formula for each affiliate and are recorded in Other income, net. The amounts we charged to Parent and other affiliates in fiscals 2011, 2010 and 2009 for these services were $6 million, $7 million and $9 million, respectively. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further information.
Impairment of Long-Lived Assets and Costs Associated with Exit Activities
We evaluate the carrying value of all long-lived assets, which include property, equipment and finite-lived intangibles, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360, “Property, Plant and Equipment.” If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset's carrying value and fair value. This evaluation requires management to make judgments relating to future cash flows, growth rates, and economic and market conditions. These evaluations are based on determining the fair value of an asset using a valuation method such as discounted cash flow or a relative, market-based approach.
During fiscals 2011, 2010 and 2009, we recorded total impairment losses of $8 million, $3 million and $7 million, respectively. Impairment losses are recorded in Other income, net within our Consolidated Statements of Operations. These impairments were primarily due to the identification of underperforming stores and the relocation of certain stores.
For any store closing where a lease obligation still exists, we record the estimated future liability associated with the rental obligation less any estimated sublease income on the date the store is closed in accordance with ASC Topic 420, “Exit or Disposal Cost Obligations.”
Foreign Currency Translation
The functional currency of our Canadian subsidiary is the Canadian dollar. Canadian assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated using the average exchange rates during the applicable reporting period. The resulting translation adjustments are recorded in Accumulated other comprehensive income (loss) within the Consolidated Statements of Stockholder's Equity.
Gains and losses resulting from foreign currency transactions related to operations are included in Other income, net. Foreign currency transactions related to short-term, cross-currency intercompany loans resulted in a gain of $1 million, a gain of less than $1 million and $0 for fiscals 2011, 2010 and 2009, respectively. Such amounts were included in Interest expense.
We economically hedge these short-term, cross-currency intercompany loans with foreign currency forward contracts. These derivative contracts were not designated as hedges and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense. For fiscals 2011, 2010 and 2009, this resulted in a loss of $1 million, a loss of less than $1 million and $0, respectively. Refer to Note 3 entitled “DERIVATIVE

INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

Income Taxes
We account for income taxes in accordance with ASC Topic 740, "Income Taxes" ("ASC 740"). Our provision for income taxes and effective tax rates are calculated by legal entity and jurisdiction and are based on a number of factors, including our level of pre-tax earnings, income tax planning strategies, differences between tax laws and accounting rules, statutory tax rates and credits, uncertain tax positions and valuation allowances. We use significant judgment and estimates in evaluating our tax positions. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction.
We join with Parent in filing a U.S. Federal income tax return and consolidated or unitary state income tax returns. Income taxes paid by us to Parent are based on certain tax-sharing agreements that we have executed with Parent regarding these consolidated tax filings. The tax expenses recorded in these Consolidated Financial Statements are computed as if we were a separate tax-paying entity for domestic and foreign purposes. However, certain of our tax losses may have been utilized by Parent or one of its subsidiaries in filing its consolidated return. To the extent that our taxes paid or payable to Parent, pursuant to our tax-sharing arrangement, differ from our calculated tax provision, the difference is treated as a dividend to or contribution from Parent and reflected in Total stockholder's equity.
Under ASC 740, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the Consolidated Financial Statements. Valuation allowances are established when, in management's judgment, it is more likely than not that our deferred tax assets will not be realized. In assessing the need for a valuation allowance, management weighs the available positive and negative evidence, including limitations on the use of tax loss and other carryforwards due to changes in ownership, historic information, projections of future sources of taxable income, including future reversals of taxable temporary differences and future taxable income exclusive of reversing temporary differences and carryforwards, and tax planning strategies.
At any one time, our tax returns for numerous tax years are subject to examination by U.S. Federal, state and foreign taxing jurisdictions. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently enacted tax law changes, published rulings, court cases and outcomes of tax audits. While we do not expect material changes, it is possible that our actual tax liability will differ from our established tax liabilities for unrecognized tax benefits, and our effective tax rate may be materially impacted. While it is often difficult to predict the final outcome of, the timing of, or the tax treatment of any particular tax position or deduction, we believe that our tax balances reflect the more-likely-than-not outcome of known tax contingencies.
At January 28, 2012 and January 29, 2011, we reported unrecognized tax benefits in Accrued expenses and other current liabilities and Other non-current liabilities on our Consolidated Balance Sheets. For further information, refer to Note 10 entitled "INCOME TAXES."
Stock-Based Compensation
Under the provisions of ASC Topic 718, “Compensation - Stock Compensation” (“ASC 718”), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. We have applied ASC 718 to new awards and to awards modified, repurchased or cancelled since January 29, 2006. We continue to account for any portion of awards outstanding at January 29, 2006 that have not been modified, repurchased or cancelled using the provisions of Accounting Principles Board Opinion 25. For further information, refer to Note 7 entitled “STOCK-BASED COMPENSATION.”
Subsequent Events
We have performed an evaluation of subsequent events through April 27, 2012, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related footnotes.

NOTE 2 - LONG-TERM DEBT
A summary of the Company's consolidated Long-term debt as well as the effective interest rates on our outstanding variable rate debt as of January 28, 2012 and January 29, 2011, respectively, is outlined in the table below:

(In millions)	January 28, 2012	January 29, 2011
Secured revolving credit facility, expires fiscal 2015	$—	$—
Secured term loan facility, due fiscal 2016 (6.0% and 6.0%)	683	687
7.375% senior secured notes, due fiscal 2016	365	348
8.500% senior secured notes, due fiscal 2017 (1)	717	716
Incremental secured term loan facility, due fiscal 2018 (5.25%) (2)	394	—
8.750% debentures, due fiscal 2021 (3)	22	22
Finance obligations associated with capital projects	145	123
Capital lease obligations	35	44
	2,361	1,940
Less current portion (4)	22	24
Total Long-term debt (5)	$2,339	$1,916

(1)	Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”), our indirect wholly-owned subsidiary.

(2)
On May 25, 2011, we issued a new tranche of term loans in the aggregate principal amount of $400 million ("Incremental Secured Term Loan"). Pursuant to the terms of the agreement, we are required to make quarterly principal payments equal to 0.25% ($4 million per year) of the original principal amount of the loan. As such, this amount has been classified as Current portion of long-term debt on our Consolidated Balance Sheet as of January 28, 2012.

(3)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.

(4)	Current portion of long-term debt as of January 28, 2012 and January 29, 2011 is primarily comprised of capital lease obligations which will be paid within one year.

(5)
We maintain derivative instruments on certain of our long-term debt, which impact our effective interest rates. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

As of January 28, 2012, we had total long-term indebtedness of $2,361 million, of which $2,159 million was secured indebtedness. Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries' ability to:

•	incur certain additional indebtedness;

•	transfer money between our Parent, us and our various subsidiaries;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries' capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.

The amount of net assets that were subject to such restrictions was approximately $250 million as of January 28, 2012. Our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

We are dependent on the borrowings provided by the lenders to support our working capital needs and/or capital expenditures. As of January 28, 2012, we have funds available to finance our operations under our secured revolving credit facility ("ABL Facility") through August 2015.
The total fair values of our Long-term debt, with carrying values of $2,361 million and $1,940 million at January 28, 2012 and January 29, 2011, were $2,414 million and $2,056 million, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods.
The annual maturities of our Long-term debt, including current portions, at January 28, 2012 are as follows:

(In millions)	Annual Maturities
2012	$22
2013	21
2014	18
2015	16
2016	1,019
2017 and subsequent	1,270
Total	$2,366

$1,850 million senior secured revolving credit facility, expires fiscal 2015 ($0 million at January 28, 2012)
The ABL Facility provides for $1,850 million of revolving commitments maturing on August 10, 2015, which could increase by $650 million, subject to certain conditions. The ABL Facility bears a tiered floating interest rate of London Interbank Offered Rate ("LIBOR") plus a margin of between 2.50% and 3.00% depending on usage, or, at our option, an interest rate equal to a prime rate plus a margin of between 1.50% and 2.00% depending on usage. In addition, the ABL Facility requires the Company to pay, on a quarterly basis, a tiered unused commitment fee ranging from 0.375% to 0.625% of the average daily balance of unused commitments.
The ABL Facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under the ABL Facility are secured by tangible and intangible assets of the Company and certain of our subsidiaries, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The ABL Facility requires us to maintain minimum excess availability at all times of no less than $125 million and to sweep cash toward prepayment of the loans if excess availability falls below $150 million for any three days in a 30-day period. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain real estate less any applicable availability reserves. At January 28, 2012, under our ABL facility, we had no outstanding borrowings, a total of $100 million of outstanding letters of credit and excess availability of $1,035 million. This amount is also subject to the minimum excess availability covenant, which was $125 million at January 28, 2012, with remaining availability of $910 million in excess of the covenant. At January 28, 2012, deferred debt issuance costs for this credit facility were $45 million and have been included in Other assets on our Consolidated Balance Sheets.

7.375% Senior Secured Notes, due fiscal 2016 ($365 million at January 28, 2012)
On August 24, 2010, we completed the offering of the 7.375% Senior Secured Notes (“Toys-Delaware Secured Notes”). These notes were issued at par. Investment funds or accounts advised by affiliates of KKR owned an aggregate of $5 million of the Toys-Delaware Secured Notes as of January 29, 2011, all of which was subsequently sold in fiscal 2011. Fees paid in connection with the offering of the Toys-Delaware Secured Notes were approximately $11 million and are deferred and expensed over the life of the instrument. At January 28, 2012, deferred debt issuance costs for the Toys-Delaware Secured Notes were $8 million and have been included in Other assets on our Consolidated Balance Sheets.
The indenture governing Toys-Delaware Secured Notes contains covenants, including, among other things, covenants that restrict our ability to incur additional indebtedness, sell assets, enter into affiliate transactions, pay dividends or make other distributions, make investments and other restricted payments or create liens. These covenants are subject to a number of important qualifications and limitations. Certain covenants will be suspended at any time Toys-Delaware Secured Notes are rated “investment grade.” In addition, the indenture contains other customary terms and covenants, including certain events of default after which Toys-Delaware Secured Notes may be declared or become due and payable immediately. The Toys-Delaware Secured Notes may be redeemed, in whole or in part, at any time prior to September 1, 2013, at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest, if any, to the date of redemption. The Toys-Delaware Secured Notes may be redeemed, in whole or in part, at any time on or after September 1, 2013 at the specified redemption prices, plus accrued and unpaid interest. The Company may also redeem up to 35% of the Toys-Delaware Secured Notes prior to September 1, 2013, with the net cash proceeds from certain equity offerings at a redemption price equal to 107.375% of the principal amount of Toys-Delaware Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to us or our Parent, we will be required to offer to purchase Toys-Delaware Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. Interest on the Toys-Delaware Secured Notes is payable in cash semi-annually in arrears through maturity on March 1 and September 1 of each year, commencing on March 1, 2011. Toys-Delaware Secured Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
Further, the Toys-Delaware Secured Notes are guaranteed by certain of our subsidiaries and the borrowings thereunder are secured by the trademarks and certain other intellectual property of Geoffrey, LLC, our indirect wholly-owned subsidiary, and secured on a second priority basis by the assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by us and certain of our subsidiaries. The Toys-Delaware Secured Notes are secured on a pari passu basis with the obligations under the Secured Term Loan Facility and the Incremental Secured Term Loan.
Secured Term Loan Facility, due fiscal 2016 ($683 million at January 28, 2012)
Concurrent with the offering of the Toys-Delaware Secured Notes, the Company amended and restated the secured term loan originally due fiscal 2012 to extend the maturity date of this loan facility and amend certain other provisions. The amended secured term loan facility is in an aggregate principal amount of $700 million (as amended, the "Secured Term Loan Facility") and was issued at a discount of $11 million which resulted in the receipt of gross proceeds of $689 million. Investment funds or accounts advised by affiliates of KKR owned 5% and 6% of the Secured Term Loan Facility as of January 28, 2012 and January 29, 2011, respectively. The Secured Term Loan Facility bears interest equal to LIBOR (with a floor of 1.50%) plus 4.50%, which is subject to a step down of 0.25% based on total leverage. In addition, pursuant to the terms of the agreement, we are required to make quarterly principal payments equal to 0.25% ($7 million per year) of the original principal amount of the loan. As such, this amount has been classified as Current portion of long-term debt on our Consolidated Balance Sheet as of January 28, 2012.
Fees paid in connection with the offering of the Secured Term Loan Facility totaled approximately $15 million and are deferred and expensed over the life of the instrument. At January 28, 2012, deferred debt issuance costs for the Secured Term Loan Facility were $12 million and have been included in Other assets on our Consolidated Balance Sheets.
The Secured Term Loan Facility provided for, among other things, an accordion feature that allows us to request one or more additional term loans be added to the Secured Term Loan Facility in an aggregate principal amount of up to $700 million, to be reduced on a dollar-for-dollar basis by the aggregate principal amount of one or more additional series of senior secured notes that may be issued after the date of the initial issuance of the Toys-Delaware Secured Notes. We exercised a portion of the accordion feature on May 25, 2011 by adding a new tranche of term loans in an aggregate principal amount of $400 million due fiscal 2018. Refer to "Incremental Secured Term Loan" section below for further details. In addition, we exercised another portion of the accordion feature on April 10, 2012 by adding a new tranche of term loans in an aggregate principal amount of $225 million due fiscal 2018. Refer to “Subsequent Event - Second Incremental Secured Term Loan” section below for further details. These two additional term loans increased the total size of the Secured Term Loan Facility to $1,325 million.
The Secured Term Loan Facility contains customary covenants applicable to the Company and certain of our subsidiaries, including, among other things, covenants that restrict our ability and the ability of certain of our subsidiaries to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. These covenants are subject to certain exceptions, including among other things to allow for the debt represented by the Toys-Delaware Secured Notes, certain other additional debt incurrences including unsecured, later-maturing debt subject to a fixed charge coverage test, providing funds for prepayment or repayment of our Parent's 7.625% notes due fiscal 2011 and our Parent's 7.875% senior notes due fiscal 2013 subject to us meeting a total leverage test and the provision of a cumulative credit exception allowing for the Company and certain of our subsidiaries to make investments, pay dividends and make certain other restricted payments subject to us meeting a fixed charge coverage test. If an event of default under the Secured Term Loan Facility occurs and is continuing, the principal amount outstanding, together with all accrued unpaid interest and other amounts owed may be declared by the lenders or become immediately due and payable. We may optionally prepay the outstanding principal balance of the loan at any time. In conjunction with the issuance of the Second Incremental Secured Term Loan, on April 10, 2012 we also entered into an amendment to the Secured Term Loan Facility to provide that if any outstanding term loans (including both existing term loans and the Second Incremental Secured Term Loan) are optionally prepaid in connection with a repricing transaction prior to April 10, 2013, we shall pay a 1% prepayment premium on the principal amount optionally prepaid.
Further, the Secured Term Loan Facility is guaranteed by certain of our subsidiaries and the borrowings thereunder are secured by the trademarks and certain other intellectual property of Geoffrey, LLC, our indirect wholly-owned subsidiary, and are secured on a second-priority basis by the assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by us and certain of our subsidiaries. The Secured Term Loan Facility is secured on a pari passu basis with the obligations under the Toys-Delaware Secured Notes and the Incremental Secured Term Loan.
8.50% Senior Secured Notes, due fiscal 2017 ($717 million at January 28, 2012)
On November 20, 2009, TRU Propco II, formerly known as Giraffe Properties, LLC, our indirect wholly-owned subsidiary, completed the offering of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “Propco II Notes”). The Propco II Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. Investment funds or accounts advised by KKR owned less than 1% and 2% of the Propco II Notes as of January 28, 2012 and January 29, 2011, respectively. Fees paid in connection with the sale of the Propco II Notes were deferred and expensed over the life of the Propco II Notes. At January 28, 2012, deferred debt issuance costs for these notes were $21 million included in Other assets on our Consolidated Balance Sheets.
Concurrent with the sale of the Propco II Notes, we entered into an amended and restated master lease agreement between TRU Propco II as landlord and us as tenant (the “TRU Propco II Master Lease”), under which we will continue to lease properties which were formerly owned by MPO and which are now held by TRU Propco II and continue to lease other properties used in our operations already held by TRU Propco II. See Note 9 entitled “LEASES” for further details.
The Propco II Notes are solely the obligation of TRU Propco II and are not guaranteed by our Parent, us or any of our subsidiaries. The Propco II Notes are secured by the first priority security interests in all of the existing and future real estate properties of TRU Propco II and its interest in the TRU Propco II Master Lease. Those real estate properties and interests in the TRU Propco II Master Lease are not available to satisfy or secure the obligations of our Parent, the Company or their respective affiliates, other than the obligations of TRU Propco II under the Propco II Notes.
The indenture governing the Propco II Notes contains covenants, including, among other things, covenants that restrict the ability of TRU Propco II to incur additional indebtedness, sell assets, enter into affiliate transactions, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on dividends. The indenture governing the Propco II Notes also contains covenants that limit the ability of our Parent to cause or permit us to incur indebtedness, pay dividends, make distributions or make other restricted payments and investments. These covenants are subject to a number of important qualifications and limitations. The Propco II Notes may be redeemed, in whole or in part, at any time prior to December 1, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Propco II Notes may be redeemed, in whole or in part, at any time on or after December 1, 2013, at the specified redemption prices, plus accrued and unpaid interest to the date of redemption. In addition, prior to December 1, 2013, during each twelve month period commencing December 1, 2009, TRU Propco II may redeem up to 10% of the aggregate principal amount of the Propco II Notes at a redemption price equal to 103% of the principal amount of the Propco II Notes plus accrued and unpaid interest to the date of redemption. TRU Propco II may also redeem up to 35% of the Propco II Notes prior to December 1, 2012, with the net cash proceeds from certain equity offerings, at a redemption price equal to 108.5% of the principal amount of the Propco II Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to Toys “R” Us, Inc., the Company or TRU Propco II, TRU Propco II will be required to offer to purchase the Propco II Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any to, but not including, the purchase date. Interest on the Propco II Notes is payable in cash semi-annually in arrears through maturity on June 1 and December 1 of each year.
Incremental Secured Term Loan, due fiscal 2018 ($394 million at January 28, 2012)
On May 25, 2011, we entered into a Joinder Agreement (the “Joinder Agreement”) to the Secured Term Loan Facility. The Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $400 million due fiscal 2018 (“Incremental Secured Term Loan”).

The Incremental Secured Term Loan was issued at a discount of $4 million which resulted in gross proceeds of $396 million. The gross proceeds were used to pay transaction fees of approximately $7 million, including fees payable to the Sponsors pursuant to their advisory agreement, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. Investment funds or accounts advised by KKR owned $41 million of the Incremental Secured Term Loan as of January 28, 2012. On June 24, 2011, the net proceeds from the Incremental Secured Term Loan along with borrowings from our ABL Facility were used to provide funds to our Parent to redeem the outstanding principal amount of our Parent's 7.625% notes due fiscal 2011 for a total redemption price, including interest and premiums, of approximately $519 million. The Incremental Secured Term Loan will mature on May 25, 2018, and bears interest at LIBOR (with a floor of 1.50%) plus 3.75%, which is subject to a step down of 0.25% based on total leverage. At January 28, 2012, deferred debt issuance costs for the Incremental Secured Term Loan were $6 million and have been included in Other assets on our Consolidated Balances Sheets.
The Incremental Secured Term Loan is governed by the Secured Term Loan Facility and has the same collateral covenants and restrictions as the Secured Term Loan Facility. Pursuant to the terms of the Joinder Agreement, we are required to make quarterly principal payments equal to 0.25% ($4 million per year) of the original principal amount of the loan. The Company may optionally prepay the outstanding principal balance of the Incremental Secured Term Loan at any time. However, if we prepay the outstanding principal balance of the Incremental Secured Term Loan on or prior to April 10, 2013, we would be required to pay a premium equal to 1% of the remaining balance.
8.750% Debentures, due fiscal 2021 ($22 million at January 28, 2012)
On August 29, 1991, we and our Parent issued $200 million in debentures bearing interest at a coupon rate of 8.750% (the “Debentures”), maturing on September 1, 2021. Interest is payable semi-annually on March 1 and September 1 of each year. On November 2, 2006, we commenced a cash tender offer for any and all of the outstanding Debentures (the “Tender Offer”) and a related consent solicitation to effect certain amendments to the Indenture, eliminating all of the restrictive covenants and certain events of default in the Indenture. On November 30, 2006, the Tender Offer expired, and on December 1, 2006, we consummated the Tender Offer of $178 million (approximately 89.2%) of the outstanding Debentures in the Tender Offer using borrowings under the unsecured credit facility to purchase the tendered Debentures. At January 28, 2012, deferred debt issuance costs for these notes were nominal and have been included in Other assets on our Consolidated Balance Sheets.
Subsequent Event
Second Incremental Secured Term Loan, due fiscal 2018
On April 10, 2012, we entered into a Second Incremental Joinder Agreement (the "Second Joinder Agreement") to the Secured Term Loan Facility. The Second Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $225 million due fiscal 2018 ("Second Incremental Secured Term Loan"), which increased the total size of the Secured Term Loan Facility to an aggregate principal amount of $1,325 million.
The Second Incremental Secured Term Loan was issued at a discount of approximately $5 million which resulted in gross proceeds of $220 million. The gross proceeds were used to pay transaction fees of approximately $5 million, including fees payable to the Sponsors pursuant to their advisory agreement, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. Investment funds or accounts advised by KKR owned $7 million of the Second Incremental Secured Term Loan as of April 10, 2012. The net proceeds will be used for general corporate purposes, including, without limitation, to make restricted payments or other distributions to provide funds to our Parent to repay, refinance, repurchase, redeem, defease or otherwise satisfy any indebtedness of our Parent or any of its subsidiaries. The Second Incremental Secured Term Loan will mature on May 25, 2018, and bears interest at LIBOR (with a floor of 1.50%) plus 3.75% subject to a 0.25% step-down based on our total leverage ratio.
The Second Incremental Secured Term Loan is governed by the Secured Term Loan Facility and has the same collateral covenants and restrictions as the Secured Term Loan Facility. Beginning August 31, 2012, we are required to make quarterly principal payments equal to 0.25% ($2.25 million per year) of the original principal amount of the loan.
We may optionally prepay the outstanding principal balance of the Second Incremental Secured Term Loan at any time. Optional prepayments of existing term loans and the Second Incremental Secured Term Loan will be applied ratably among the outstanding existing term loans and the Second Incremental Secured Term Loan, but in the event of a refinancing or repricing transaction in respect of the existing term loans, the proceeds of such refinancing or repricing transaction will be applied to the existing term loans prior to application to the Second Incremental Secured Term Loan.
In conjunction with the issuance of the Second Incremental Secured Term Loan, on April 10, 2012 we also entered into an amendment to the Secured Term Loan Facility to provide that if any outstanding term loans (including both existing term loans and the Second Incremental Secured Term Loan) are optionally prepaid in connection with a repricing transaction prior to April 10, 2013, we shall pay a 1% prepayment premium on the principal amount optionally prepaid.

NOTE 3 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Consolidated Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains or losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.
Interest Rate Contracts
We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows and changes in the fair value of certain Long-term debt, attributable to the changes in LIBOR rates. Some of our interest rate contracts may contain credit-risk related contingent features and are subject to master netting arrangements. As of January 28, 2012, our interest rate contracts have various maturity dates through September 2016. A portion of our interest rate swaps and caps as of January 28, 2012 are designated as cash flow and fair value hedges in accordance with ASC 815.
The hedge accounting for a designated cash flow hedge requires that the effective portion be recorded to Accumulated other comprehensive income (loss); the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of our cash flow hedging relationships on an ongoing basis. For our derivatives that are designated as cash flow hedges, no material ineffectiveness was recorded for fiscals 2011, 2010 and 2009, respectively. Reclassifications from Accumulated other comprehensive income (loss) to Interest expense primarily relate to realized Interest expense on interest rate swaps and the amortization of gains (losses) recorded on previously terminated or de-designated swaps. We expect to reclassify a net loss of $1 million in fiscal 2012 to Interest expense from Accumulated other comprehensive income (loss).
The hedge accounting for a designated fair value hedge requires that the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized in Interest expense. We evaluate the effectiveness of our fair value hedging relationship on an ongoing basis and recalculate the change in fair value of the derivative and the underlying hedged item separately. For our derivative that is designated as a fair value hedge, we recorded approximately a $7 million net gain and $1 million net loss in earnings related to ineffectiveness for fiscals 2011 and 2010, respectively.
Certain of our agreements with credit-risk related contingent features contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At January 28, 2012, we had no derivative liabilities related to agreements that contain credit-risk related contingent features. At January 29, 2011, derivative liabilities related to agreements that contained credit-risk related contingent features had a fair value of $5 million. As of January 28, 2012 and January 29, 2011, we were not required to post collateral for any of these derivatives.

The following table presents our outstanding interest rate contracts as of January 28, 2012 and January 29, 2011:

			January 28, 2012	January 29, 2011
(In millions)	Effective Date	Maturity Date	Notional Amount	Notional Amount
Interest Rate Swaps
3 Month USD LIBOR Fixed to Float Interest Rate Swap (1)	September 2010	September 2016	$350	$350
Interest Rate Caps
1 Month USD LIBOR Interest Rate Cap (1)	January 2011	April 2015	$500	$500
1 Month USD LIBOR Interest Rate Cap (2)	January 2012	April 2015	$500	$500

(1)	As of January 28, 2012, these derivatives were designated for hedge accounting.

(2)	The Company de-designated a portion of this interest rate cap in fiscal 2010. As of January 28, 2012, 40% of the $500 million interest rate cap is designated as a cash flow hedge.
Foreign Exchange Contracts
We occasionally enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with subsidiaries of us or our Parent. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense.

Our foreign exchange contracts typically mature within 12 months. Some of these contracts contain credit-risk related contingent features and are subject to master netting arrangements. Some of these agreements contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At January 28, 2012 and January 29, 2011, we had no derivative liabilities related to agreements that contain credit-risk related contingent features. We are not required to post collateral for these contracts.
The following table presents our outstanding foreign exchange contracts as of January 28, 2012 and January 29, 2011:

			January 28, 2012	January 29, 2011
(In millions)	Effective Date	Maturity Date	Notional Amount	Notional Amount
Foreign-Exchange Forwards
Short-term cross-currency intercompany loans	Varies	Varies	$25	$—
Merchandise purchases	Varies	Varies	$—	$42
The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive income (loss) on our Consolidated Statements of Stockholder's Equity for the fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010:

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Derivatives designated as cash flow hedges:
Beginning balance	$(2)	$1	$—
(Loss) gain on the change in fair value recognized in Accumulated other comprehensive income (loss) - Interest Rate Contracts (1)	(1)	(3)	1
Ending balance	$(3)	$(2)	$1
(1) Reclassifications from Accumulated other comprehensive income (loss) to Interest expense were nominal for the fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010.
The following table sets forth the impact of derivatives on Interest expense on our Consolidated Statements of Operations for the fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010:

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Derivatives not designated for hedge accounting:
Loss on the change in fair value - Interest Rate Contracts	$(1)	$(1)	$—
(Loss) gain on the change in fair value - Intercompany Loan Foreign Exchange Contracts (1)	(1)	(1)	—
Gain (loss) on the change in fair value - Merchandise Purchases Program Foreign Exchange Contracts	1	—	(6)
	(1)	(2)	(6)
Derivative designated as a fair value hedge:
Amortization of swap basis adjustment - Interest Rate Contract	(1)	—	—
Gain (loss) on the change in fair value - Interest Rate Contract	23	(3)	—
(Loss) gain recognized in interest expense on hedged item	(16)	2	—
	6	(1)	—
Total Interest expense	$5	$(3)	$(6)

(1)
Gains and losses related to our short-term, intercompany loan foreign exchange contracts are recorded in Interest expense, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans. For further details related to gains and losses resulting from foreign currency transactions, refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”

The following table contains the notional amounts and related fair values of our derivatives included within our Consolidated Balance Sheets as of January 28, 2012 and January 29, 2011:

	January 28, 2012		January 29, 2011
(In millions)	Notional Amount	Fair Value Assets/(Liabilities)	Notional Amount	Fair Value Assets/(Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Other assets	$700	$—	$700	$2
Interest Rate Contract designated as a fair value hedge:
Other assets	$350	$18	$—	$—
Other non-current liabilities	—	—	350	(5)
Interest Rate Contracts not designated for hedge accounting:
Other assets	$300	$—	$300	$1
Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$25	$—	$42	$—
Total derivative contracts outstanding
Prepaid expenses and other current assets	$25	$—	$42	$—
Other assets	1,350	18	1,000	3
Total derivative assets (1)	$1,375	$18	$1,042	$3

Other non-current liabilities	$—	$—	$350	$(5)
Total derivative liabilities(1)	$—	$—	$350	$(5)

(1)	Refer to Note 4 entitled “FAIR VALUE MEASUREMENTS” for the fair value of our derivative instruments classified within the fair value hierarchy.

NOTE 4 - FAIR VALUE MEASUREMENTS
To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Derivative Financial Instruments
Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of our foreign currency contracts is determined using market-based foreign exchange rates, which are classified as Level 2 inputs. The fair value of these contracts was nominal as of January 28, 2012 and January 29, 2011.
The valuation of our interest rate contracts is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. We evaluate the inputs used to value our derivatives at the end of each reporting period.
For our interest rate contracts, we primarily use Level 2 inputs mentioned above to arrive at fair value. Additionally, for interest rate contracts we also incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements taking into account the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. These credit valuation adjustments fall within Level 3 of the fair value hierarchy and include estimates of current credit spreads to evaluate the likelihood of default. Based on the mixed input valuation we classify these derivatives based on the lowest level in the fair value hierarchy that is significant to the overall fair value of the instrument.

Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period. Changes in the fair value of our derivative financial instruments are recorded in Interest expense within the Consolidated Statements of Operations.
Cash Equivalents
Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. Due to the nature and short maturity of these investments, their carrying amount approximates fair value. Therefore, we have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.
The table below presents our assets and liabilities measured at fair value on a recurring basis as of January 28, 2012 and January 29, 2011, aggregated by level in the fair value hierarchy within which those measurements fall.
Fiscal 2011

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Cash equivalents	$55	$—	$—	$55
Derivative financial instruments:
Interest rate contracts	—	18	—	18
Total assets	$55	$18	$—	$73
Fiscal 2010

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Cash equivalents	$65	$—	$—	$65
Derivative financial instruments:
Interest rate contracts	—	3	—	3
Total assets	$65	$3	$—	$68
Liabilities
Derivative financial instruments:
Interest rate contracts	$—	$—	$5	$5
Total liabilities	$—	$—	$5	$5
The table below presents the changes in fair value of our derivative financial instruments within Level 3 of the fair value hierarchy for the periods ended January 28, 2012 and January 29, 2011.

(In millions)	Level 3
Balance, January 29, 2011	$(5)
Unrealized gain (1)	23
Transfer out of Level 3 (3)	(18)
Balance, January 28, 2012	$—

(In millions)	Level 3
Balance, January 31, 2010	$—
Purchases (1)(2)	(5)
Balance, January 29, 2011	$(5)

(1)
Changes in the fair value of our Level 3 derivative financial instruments are recorded in Interest expense on our Consolidated Statements of Operations. The total amount of unrealized gains for the period included in Interest expense attributable to assets held at January 28, 2012 was $23 million. The total amount of unrealized losses for the period included in Interest expense attributable to assets held at January 29, 2011 was $5 million.

(2)
On December 7, 2010, we entered into a new interest rate swap to hedge our exposure to changes in fair value of the Toys-Delaware Secured Notes. The interest rate swap has a notional amount of $350 million and matures on September 1, 2016. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

(3)	Transferred from Level 3 to Level 2 as the Level 3 inputs were no longer considered significant to the fair value of these instruments.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain of our assets and liabilities are measured at fair value on a nonrecurring basis. We evaluate the carrying value of all long-lived assets for impairment whenever changes in circumstances indicate that the carrying value of an asset may not be recoverable. The fair value measurements related to long-lived assets held and used and held for sale classified as Level 3 were determined using a discounted cash flow valuation method. For those assets classified as Level 2 a relative, market-based approach based on offers was utilized.
There have been no changes in valuation technique or related inputs for the fiscal years ended January 28, 2012 and January 29, 2011.
The table below presents our long-lived assets evaluated for impairment measured at fair value on a nonrecurring basis for the fiscal years ended January 28, 2012 and January 29, 2011, aggregated by level in the fair value hierarchy within which those measurements fall. Because these assets are not measured at fair value on a recurring basis, certain carrying amounts and fair value measurements presented in the table may reflect values at earlier measurement dates and may no longer represent their fair values at January 28, 2012 and January 29, 2011. As of January 28, 2012 and January 29, 2011, we did not have any long-lived assets classified as Level 1 within the fair value hierarchy.
Fiscal 2011

(In millions)	Carrying Value Prior to Impairment	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Losses (2)
Long-lived assets held and used	$18	$2	$8	$8
Total	$18	$2	$8	$8
Fiscal 2010

(In millions)	Carrying Value Prior to Impairment	Significant Other Observable Inputs (Level 2) (1)	Significant Unobservable Inputs (Level 3) (1)	Impairment Losses (2)
Long-lived assets held and used	$3	$—	$—	$3
Total	$3	$—	$—	$3

(1)	During fiscal 2010, the fair value of long-lived assets held and used evaluated for impairment was nominal.

(2)	Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

NOTE 5 - PROPERTY AND EQUIPMENT

($ In millions)	Useful life (in years)	January 28, 2012	January 29, 2011
Land		$270	$278
Buildings	45-50	892	911
Furniture and equipment	3-20	1,194	1,154
Leasehold improvements	10-25	1,321	1,196
Costs of computer software	5	159	144
Construction in progress		13	23
Leased equipment under capital lease	3-8	69	89
		3,918	3,795
Less: accumulated depreciation and amortization		1,815	1,721
		2,103	2,074
Less: net assets held for sale		6	9
Total		$2,097	$2,065
Assets held for sale
Assets held for sale represent assets owned by us that we have committed to sell in the near term. The following assets are classified as held for sale and are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets:

(In millions)	January 28, 2012	January 29, 2011
Land	$4	$6
Buildings	4	3
Leasehold improvements	1	1
	9	10
Less: accumulated depreciation and amortization	3	1
Net assets held for sale	$6	$9
Net gains on sales of properties
During fiscals 2011 and 2010, we sold idle properties for gross proceeds of $13 million and $21 million, respectively, which resulted in net gains of approximately $2 million and $11 million, respectively.
During fiscal 2009, we sold idle properties for gross proceeds of $19 million which resulted in net gains of approximately $6 million. The sales included an idle distribution center which resulted in gross proceeds of $14 million and a gain of $5 million.

NOTE 6 - ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
A summary of our Accounts payable, Accrued expenses and other current liabilities as of January 28, 2012 and January 29, 2011 is outlined in the table below:

(In millions)	January 28, 2012	January 29, 2011
Merchandise accounts payable (1)	$668	$759
Non-merchandise accounts payable (2)	175	178
Accounts payable	$843	$937
Gift card and certificate liability	$145	$130
Sales and use tax	39	30
Accrued property tax	35	29
Accrued interest	27	27
Accrued advertising	27	18
Accrued bonus	23	34
Other (3)	211	265
Accrued expenses and other current liabilities	$507	$533

(1)	Includes $81 million and $121 million of book overdraft cash as of January 28, 2012 and January 29, 2011, respectively.

(2)	Includes $105 million and $89 million of book overdraft cash as of January 28, 2012 and January 29, 2011, respectively.

(3)	Other includes, among other items, accrued payroll and other benefits, accrued litigation and other accruals. No individual amount included exceeds 5% of “Total current liabilities.”

NOTE 7 - STOCK-BASED COMPENSATION
2010 Incentive Plan
In fiscal 2010, our Parent and its subsidiaries adopted the Toys “R” Us, Inc. 2010 Incentive Plan (the “2010 Incentive Plan”). The 2010 Incentive Plan provides that the total number of shares of our Parent's common stock that may be issued under the 2010 Incentive Plan is 3,750,000 and the maximum number of such shares of common stock for which incentive stock options may be granted under the 2010 Incentive Plan is 500,000. The Board of Directors of the Parent has discretion over the amount of shares available for future issuances of stock awards.
On May 26, 2011, our Parent granted options under the 2010 Incentive Plan. The options were granted at an exercise price equal to the fair value of the shares on the date of the grant and follow a graded vesting schedule of 50% on the second anniversary of the awards with the remaining portion vesting ratably over the subsequent two years, subject to the participant's continued employment with the Company, and vest automatically upon a change of control of the Parent. All options expire ten years from the date of the grant. Additionally, concurrent with the grant of options, additional awards were granted consisting of restricted stock and performance stock under the 2010 Incentive Plan, which were valued at a fair market value on the date of grant of $60.00 per share. The restricted stock awards follow the same graded vesting schedule as the options granted. The performance stock awards cliff vest 100% on the third anniversary of the awards if the performance criteria have been met. The performance metrics are based 50% on our Parent's consolidated Adjusted Compensation EBITDA performance results and 50% on our Parent's total return on invested capital (ROIC) results, each over a three year period.
Management Equity Plan
On July 21, 2005, the Parent and its subsidiaries adopted the 2005 Management Equity Plan (the “Management Equity Plan”). The Management Equity Plan originally provided for the granting of service-based and performance-based stock options, rollover options (i.e., options in the Parent in lieu of options held prior to the Merger), and restricted stock to officers and other key employees of the Parent and its subsidiaries. We recognize stock-based compensation expense for employees of the Company, however, all equity is issued by the Parent.
On June 8, 2009, the Management Equity Plan was modified to eliminate the performance conditions of certain stock options and to reduce the required service period from eight years to five years. The modification changed all performance-based options into options similar to our service-based options.
The fair value analysis performed at the date of modification determined that the modification reduced the fair value of the options. Therefore, total stock compensation expense, which was calculated as of the original grant date, was not affected by the modification. Due to the elimination of the performance condition, the modification did result in extended derived service periods as compared to the original options. We are recording the remaining unrecognized compensation expense prospectively over the revised requisite service periods. This change had a nominal impact on stock compensation expense for fiscal 2009.
 The service-based options generally follow a graded vesting schedule of 40% on the second anniversary of the award with the remaining portion vesting ratably over the subsequent three years, subject to the participant's continued employment with the Company, and vest automatically upon a change of control of the Parent. Prior to the modification, the performance-based options were scheduled to vest in the same manner as the service-based options but only if certain performance targets were achieved based on a specified internal rate of return realized by the Sponsors and the sale multiple realized by the Sponsors. The performance-based options vested on the eighth anniversary of the date of grant regardless of performance, subject to the participant's continued employment with the Company. All options expire on the tenth anniversary of the date of the grant.
Commencing in February 2011, participants in the Management Equity Plan had the right to elect to be bound by the terms and conditions of Amendment No. 3 to the Management Equity Plan. This amendment, among other things, reduced the retirement age criteria, accelerates vesting of all options upon death, disability or retirement, made all participants eligible for put rights upon death, disability or retirement and made the non-competition period apply in the case of resignation for any reason and applies the non-competition period for the greater of one year and any severance period for termination without cause.
The Company accounted for the modification to the Management Equity Plan in accordance with ASC Topic 718, “Compensation – Stock Compensation.” Generally, options with put rights upon death, disability or retirement are classified as equity awards until such puttable conditions become probable (i.e. upon reaching retirement eligibility). For awards that were required to be liability classified as a result of the amendment, we recorded an incremental expense of less than $1 million in fiscal 2011. These liability awards are remeasured at their fair market value as of each reporting period. Management has concluded that the modification did not have a material impact to compensation costs.
The Management Equity Plan permits the sale of non-transferable, restricted stock to certain employees at a purchase price equal to the fair value of the common stock, and also permits grants of Parent restricted stock without consideration. During fiscal 2011, there was no purchase of restricted stock shares by officers or certain employees of the Company. During fiscals 2010 and 2009, 9,422 shares and 71,283 shares of Parent restricted stock were purchased by our officers at a weighted-average price of $61.00 per share and $27.08 per share, respectively, which were the estimated fair values as of the respective dates of those purchases.
All outstanding options issued under the 2010 Incentive Plan and Management Equity Plan are scheduled to expire at dates ranging from April 1, 2013 to May 26, 2021. The Parent expects to satisfy future option exercises by issuing shares held in treasury or authorized but unissued new shares.

Valuation Assumptions
The fair value of each option award modified or granted under the 2010 Incentive Plan and Management Equity Plan is estimated on the date of modification or grant using a lattice option-pricing model that uses the assumptions noted in the following table, along with the associated weighted average fair values. We use historical data to estimate pre-vesting option forfeitures. To the extent actual results of forfeitures differ from the estimates, such amounts will be recorded as an adjustment in the period the estimates are revised. The expected volatilities are based on a combination of implied and historical volatilities of a peer group of companies, as the Parent is a non-publicly traded company. The risk-free rate is based on the United States Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The expected term represents the median time until exercise and is based on contractual terms of the awards, expectations of employee exercise behavior, and expectations of liquidity for the underlying shares. The expected dividend yield is based on an assumption that no dividends are expected to be approved in the near future. The following are the weighted average assumptions used:

	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Volatility	50.0%	50.0%	55.0%
Risk-free interest rate	3.1%	2.6%	3.5%
Expected term	5.1 years	5.1 years	5.1 years
Dividend Yield	—	—	—
Weighted-average grant-date fair value per option:
Service-based	$27.62	$28.77	$13.20
Service-Based Options
A summary of service-based option activity for the Company under the 2010 Incentive Plan and Management Equity Plan during fiscals 2011, 2010 and 2009 is presented below:

	Fiscal Years Ended
	January 28, 2012		January 29, 2011		January 30, 2010
	Shares	Weighted-average Exercise Price	Shares	Weighted-average Exercise Price	Shares	Weighted-average Exercise Price
Outstanding at beginning of fiscal year	1,685,395	$27.65	1,848,167	$26.34	778,429	$23.12
Granted	329,998	60.00	47,127	61.00	340,935	27.08
Exercised	(74,984)	30.89	(182,286)	21.55	(203,687)	26.67
Forfeited/Canceled	(119,673)	39.38	(78,080)	27.85	(159,864)	27.00
Transfers from/to Parent (1)	—	—	50,467	22.66	—	—
Conversion from Performance-Based	—	—	—	—	1,092,354	28.56
Outstanding at end of fiscal year	1,820,736	$32.61	1,685,395	$27.65	1,848,167	$26.34
(1)     Includes service-based option activity related to the relocation of certain employees.

	Options	Weighted-average Exercise Price	Weighted-average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Vested or expected to vest at January 28, 2012	1,779,085	$31.97	5.2	$35.2
Exercisable at January 28, 2012	1,239,379	$25.57	3.9	$30.3
The aggregate intrinsic value of service-based options exercised was approximately $2 million, $6 million and less than $1 million in fiscals 2011, 2010 and 2009, respectively. The total fair value of service-based options vested was approximately $11 million, $10 million and $8 million in fiscals 2011, 2010 and 2009, respectively. Parent received $1 million, $4 million and $5 million from the exercise of service-based options by our employees in fiscals 2011, 2010 and 2009, respectively. Parent paid $9 million and $6 million in fiscals 2010 and 2009, respectively, to repurchase shares from the exercise of service-based options from our employees. Parent paid $1 million for each of fiscals 2010 and 2009 to repurchase shares previously issued to our employees. The tax benefits recognized by the Company as a result of the options exercised was $1 million, $2 million and less than $1 million in fiscals 2011, 2010 and 2009, respectively.
As of January 28, 2012, there was $6 million of total unrecognized compensation cost related to option share-based compensation arrangements granted under the 2010 Incentive Plan and Management Equity Plan. This cost is expected to be recognized over a weighted-average period of 1.9 years.
Nonvested Restricted Shares and Restricted Units
A summary of nonvested restricted share and restricted unit activity for the Company under the 2010 Incentive Plan during fiscal 2011 is presented below:

	Fiscal Year Ended		Fiscal Year Ended
	January 28, 2012		January 28, 2012
	Common Shares	Weighted-average Grant-date Fair Value	Units	Weighted-average Grant-date Fair Value
Nonvested shares / Outstanding units at beginning of fiscal year	—	$—	—	$—
Granted	94,959	60.00	17,271	60.00
Shares vested / Units converted	(447)	60.00	—	—
Forfeited	(4,969)	60.00	(398)	60.00
Nonvested shares / Outstanding units at end of fiscal year	89,543	$60.00	16,873	$60.00

	Units	Weighted-average Remaining Contractual Term (Years)
Vested or expected to vest at January 28, 2012	11,851	9.3
Convertible at January 28, 2012	—	—
There were no restricted shares or units awarded during fiscals 2010 and 2009.
As of January 28, 2012, there was $4 million of total unrecognized compensation cost related to restricted share-based compensation arrangements under the 2010 Incentive Plan. This cost is expected to be recognized over a weighted-average period of 2.0 years.
The fair value of restricted shares vested and the tax benefits recognized by the Company as a result of the vesting were nominal for fiscal 2011.
Performance-Based Shares and Units
A summary of performance-based share and unit activity for the Company under the 2010 Incentive Plan during fiscal 2011 is presented below:

	Fiscal Year Ended		Fiscal Year Ended
	January 28, 2012		January 28, 2012
	Common Shares	Weighted-average Grant-date Fair Value	Units	Weighted-average Grant-date Fair Value
Nonvested shares / Outstanding units at beginning of fiscal year	—	$—	—	$—
Granted	44,032	60.00	10,973	60.00
Shares vested / Units converted	—	—	—	—
Forfeited	(5,362)	60.00	—	—
Nonvested shares / Outstanding units at end of fiscal year	38,670	$60.00	10,973	$60.00
There were no performance-based shares or units awarded during fiscals 2010 and 2009.

The amount of stock-based compensation expense recognized in SG&A and the tax benefit recognized by the Company in Income tax expense in fiscals 2011, 2010 and 2009 were as follows:

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
SG&A	$4	$7	$3
Total recognized tax benefit	2	3	1

NOTE 8 - ACCUMULATED OTHER COMPREHENSIVE INCOME
Total comprehensive income is included in the Consolidated Statements of Stockholder's Equity. Accumulated other comprehensive income, net of tax, is reflected in the Consolidated Balance Sheets, as follows:

(In millions)	January 28, 2012	January 29, 2011
Foreign currency translation adjustments, net of tax	$3	$2
Unrealized loss on hedged transactions, net of tax	(3)	(2)
	$—	$—

NOTE 9 - LEASES
We lease a majority of the real estate used in our operations from either third parties or affiliated entities. Most leases require us to pay real estate taxes and other expenses and some leases require additional payments based on percentages of sales.
On July 9, 2009, we entered into an Amended and Restated Master Lease Agreement (the “TRU Propco I Master Lease”) with Toys “R” Us Property Company I, LLC (“TRU Propco I”), an indirect wholly-owned subsidiary of Parent, under which the previous agreement was amended and restated. Among other changes from the previous master lease agreement, the term of the TRU Propco I Master Lease was extended through June 30, 2029 except with respect to any property that is ground or space leased from a third party landlord to TRU Propco I with a term expiring prior to such date. In addition, we purchased the ownership and leasehold interests in 25 properties (the “Transferred Properties”) which were subject to the previous agreement, and as such, have been excluded from the TRU Propco I Master Lease (see further explanation below). Effective July 9, 2009, net base rents under the TRU Propco I Master Lease are subject to 10% increases on July 1, 2014, July 1, 2019 and July 1, 2024. The TRU Propco I Master Lease continues to require that we pay real estate taxes and certain other amounts based upon percentage of sales.
On July 9, 2009, we paid $124 million for the Transferred Properties. We recorded the properties and the related assets and liabilities at TRU Propco I's carrying value of $56 million. The difference between the historical cost and the amount paid was $68 million and was recorded as Amounts paid to affiliate in excess of carrying value of assets acquired in the Consolidated Statement of Cash Flows.
In connection with the offering of the Propco II Notes on November 20, 2009 described in Note 2 entitled “LONG-TERM DEBT,” we entered into an amended and restated TRU Propco II Master Lease under which we will continue to lease properties which were formerly owned by MPO and which are now owned by TRU Propco II, and continue to lease other properties used in our operations already held by TRU Propco II. Among other changes from the previous master lease agreements, the term of the TRU Propco II Master Lease was extended through January 31, 2030 except with respect to any property that is ground or space leased from a third party landlord to TRU Propco II with a term expiring prior to such date. Effective December 1, 2009, net base rents under the TRU Propco II Master Lease are subject to 10% increases on February 1, 2015, February 1, 2020 and February 1, 2025. The TRU Propco II Master Lease continues to require that we pay real estate taxes and certain other amounts based upon percentage of sales. As the Company is an indirect parent of TRU Propco II, rent payments under the TRU Propco II Master Lease are eliminated in consolidation.

Minimum rental commitments under non-cancelable operating leases and capital leases as of January 28, 2012 are as follows:

	Operating Leases (1)				Capital Leases
	Gross Minimum Rentals
(In millions)	Third Party	Related Party	Sublease Income	Net Minimum Rentals	Third Party	Related Party
2012	$227	$233	$12	$448	$30	$1
2013	220	221	11	430	30	1
2014	204	215	10	409	27	1
2015	185	207	7	385	26	1
2016	144	188	5	327	23	1
2017 and subsequent	567	1,793	13	2,347	101	6
Total	$1,547	$2,857	$58	$4,346	$237	$11

(1)
Excluded from the minimum rental commitments displayed above are approximately $1.9 billion related to options to extend ground lease terms that are reasonably assured of being exercised, the balance of which is predominantly related to fiscals 2017 and thereafter.

Total third party rent expense, net of sublease income, was $185 million, $192 million and $152 million in fiscals 2011, 2010 and 2009, respectively. Sublease income was $14 million, $16 million and $16 million for fiscals 2011, 2010 and 2009, respectively. We remain directly and primarily liable for lease payments to third party landlords for locations where we have subleased all or a portion of the locations to third parties. Rental payments received from our sub-lessees offset the lease payments we make to third party landlords. To the extent that sub-lessees fail to make sublease rental payments, our total net rent expense to the third party landlords would increase in direct proportion.
Total related party rent expense under leases with affiliates other than subsidiaries of the Company was $260 million, $264 million, and $258 million for fiscals 2011, 2010 and 2009, respectively. Our leases with affiliated entities are governed by non-cancelable master operating leases (“Master Lease Agreements”), which cover leases expiring in various years through fiscal 2029. These Master Lease Agreements contain predetermined fixed escalations of the minimum rentals and early termination options, which can be exercised under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property. Under these agreements, we are also provided a unilateral right to have the affiliated landlord exercise renewal options on the underlying leases for the leased properties at the time the initial underlying lease term expires, so long as the renewal option ends on or before either July 20, 2020 or June 30, 2029, depending on the agreement. In addition to future related party base rents (as presented in the above table), we are required to reimburse the affiliated landlords for specific property operating expenses and real estate taxes. We are also responsible for maintaining adequate insurance on these leased properties and would be required to reimburse the affiliated landlords for any property losses incurred. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further details.
We recognize rental expense on a straight-line basis and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $321 million and $274 million at January 28, 2012 and January 29, 2011, respectively, of which $8 million and $9 million are recorded in Accrued expenses and other current liabilities, respectively. Deferred rent liabilities include liabilities to affiliates of $131 million and $100 million as of January 28, 2012 and January 29, 2011, respectively. Virtually all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.
Lease payments that depend on factors that are not measurable at the inception of the lease, such as future sales volume, are contingent rentals and are excluded from minimum lease payments and included in the determination of total rental expense when it is probable that the expense has been incurred and the amount is reasonably estimable. Contingent rent expense was $3 million, $5 million and $3 million for fiscals 2011, 2010 and 2009, respectively. Future payments for maintenance, insurance and taxes to which we are obligated are excluded from minimum lease payments. Tenant allowances received upon entering into certain store leases are recognized on a straight-line basis as a reduction to rent expense over the lease term.

NOTE 10 - INCOME TAXES
Earnings before income taxes are as follows:

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
U.S	$45	$107	$262
Foreign	63	69	55
Earnings before income taxes	$108	$176	$317
Income tax expense is as follows:

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Current:
U.S. Federal	$5	$10	$67
Foreign	18	23	22
State	7	(7)	14
Total current income tax expense	$30	$26	$103

Deferred:
U.S. Federal	$10	$28	$14
Foreign	2	3	2
State	1	7	(5)
Total deferred income tax expense	$13	$38	$11
Total income tax expense	$43	$64	$114
Included within the total provision for income taxes are benefits of $2 million and $7 million related to interest and penalties in fiscals 2011 and 2010, respectively, and expense of $4 million related to interest and penalties in fiscal 2009. The interest and penalties relate to tax payments and refunds for prior period tax filings made or to be made, as well as amounts associated with increases and decreases to unrecognized tax benefits.
We have not provided deferred taxes on approximately $1 million of accumulated earnings of a foreign subsidiary as it is management's intention to reinvest those earnings indefinitely. Determination of the amount of unrecognized deferred income tax liabilities on these earnings is not practicable because such liability, if any, is dependent on circumstances existing if and when remittance occurs.

The effective tax rate reconciliations are as follows:

	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
U.S. Federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of U.S. Federal benefit	4.7%	(2.0)%	1.7%
Foreign operations (1)	3.2%	1.2%	(0.5)%
U.S. Federal valuation allowance	—%	0.2%	—%
Unrecognized tax benefits	1.0%	(0.6)%	1.9%
Other	(4.1)%	2.6%	(2.1)%
Effective tax rate	39.8%	36.4%	36.0%

(1)
Foreign operations include the net impact of: differences between local statutory rates and the U.S. Federal statutory rate; the impact of changes to foreign valuation allowances; the net cost of foreign unrecognized tax benefits; the cost of repatriating foreign earnings, net of foreign tax credits; and permanent items related to foreign operations.
The tax effects of temporary differences that give rise to deferred tax assets and liabilities are:

(In millions)	January 28, 2012	January 29, 2011
Deferred tax assets:
U.S. Federal tax credit and other carryforwards	$54	$42
State tax loss and other carryforwards	57	60
Foreign tax loss and other carryforwards	3	2
Straight-line rent	126	115
Inventory	44	31
Restructuring charges	21	16
Other	45	51
Gross deferred tax assets before valuation allowance	350	317
Valuation allowance	(26)	(27)
Total deferred tax assets	$324	$290
Deferred tax liabilities:
Fixed assets	$(209)	$(189)
Gain on related party real estate sale	(235)	(244)
Undistributed earnings of foreign subsidiaries	(87)	(59)
Other	(25)	(29)
Total deferred tax liabilities	$(556)	$(521)
Net deferred tax liabilities	$(232)	$(231)
The deferred tax assets and liabilities above are reflected in the Consolidated Balance Sheets as follows:

(In millions)	January 28, 2012	January 29, 2011
Current deferred tax assets	$77	$69
Current deferred tax liabilities (1)	(1)	(4)
Non-current deferred tax assets	98	81
Non-current deferred tax liabilities	(406)	(377)
	$(232)	$(231)

(1)	The current deferred tax liabilities are included as components of Accrued expenses and other current liabilities in the Consolidated Balance Sheets.
Carryforwards
In addition to the unused portion of losses and credits reported on tax returns, our carryforwards also include credits that will be realized in connection with the undistributed earnings of foreign subsidiaries on which we have provided taxes.
Of our $54 million of U.S. Federal tax credit and other carryforwards, less than $1 million will expire during the next 1 to 4 years, and the remainder may be carried forward indefinitely. Of our $57 million of state tax loss and other carryforwards, $3 million will expire during the next 1 to 5 years, $48 million will expire during the next 6 to 20 years, and $6 million may be carried forward indefinitely. Of our $3 million foreign tax loss and other carryforwards, less than $1 million will expire during the next 1 to 5 years, $2 million will expire during the next 6 to 20 years, and the remainder may be carried forward indefinitely.
We are subject to certain limitations by the U.S. Federal and certain state taxing jurisdictions on the amounts of tax losses, credits and other carryforwards that can be used to offset current income and tax within any given year due to an ownership change that was undergone by our Parent in fiscal 2005. We have evaluated the impact of these limitations and have established a valuation allowance to reduce some of these deferred tax assets to the amount expected to be realized.

Valuation Allowance
Management has established a valuation allowance to offset some of our deferred tax assets as we believe it is more likely than not these assets will not be realized. During fiscal 2011, our valuation allowance decreased by $1 million related to state tax loss and other carryforwards.
Unrecognized Tax Benefits
A reconciliation of the beginning and ending amount of gross unrecognized tax benefits (excluding interest and penalties) is as follows:

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Beginning balance	$26	$69	$25
Additions for tax positions of the current year	2	8	12
Additions for tax positions of the prior years	1	8	47
Reductions for tax positions of prior years (1)	(2)	(59)	(13)
Settlements	(2)	—	—
Lapse of statute of limitations	—	—	(2)
Ending balance	$25	$26	$69

(1)
Reductions for tax positions of prior years include amounts related to the resolution of issues in connection with concluding tax examinations, receiving favorable rulings from tax authorities, making protective elections, as well as changes to and clarifications of tax rules and regulations.

At January 28, 2012, $18 million of the $25 million of unrecognized tax benefits would affect our effective tax rate, if recognized, and the remaining $7 million would affect our deferred tax accounts. In addition, we had $5 million and less than $1 million of accrued interest and penalties, respectively, at January 28, 2012. We had $5 million and $1 million of accrued interest and penalties, respectively, at January 29, 2011, and $15 million and less than $1 million of accrued interest and penalties, respectively, at January 30, 2010.
The Company and its subsidiaries are subject to taxation in the United States and various foreign jurisdictions. Of the major jurisdictions, we are subject to examination in: the United States for U.S. Federal purposes for fiscal 2006 and forward and for state purposes for fiscal 2002 and forward; and Canada for fiscal 2003 and forward. While it is often difficult to predict whether we will prevail, we believe that our tax liabilities for unrecognized tax benefits reflect the more likely than not outcome of known tax contingencies.
We believe that it is reasonably possible that the total amount of unrecognized tax benefits of $30 million (inclusive of taxes, interest and penalties) will decrease by as much as $8 million during the next twelve months due to the resolution of ongoing audits and lapses of applicable statutes of limitations.

NOTE 11 - SEGMENTS
We generate sales, earnings and cash flows by retailing numerous product offerings worldwide. We operate all of the “R” Us branded retail stores in the United States, Canada and Puerto Rico. We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com, as well as an Internet site for our Canada market.
Our business has two reportable segments: Toys “R” Us - Domestic (“Domestic”) and Toys “R” Us - Canada (“Canada”). The following is a brief description of our segments:

•
Domestic - Our Domestic segment sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 876 stores that operate in 49 states in the United States and Puerto Rico and through the Internet. Domestic Total revenues in fiscal 2011 were derived from traditional toy stores (including Babies “R” Us Express (“BRU Express”) and Juvenile Expansion formats), juvenile stores, side-by-side (“SBS”) stores, permanent Express stores (cumulative lease term of at least two years) and our flagship stores in New York City. Additionally, we generated Total revenues through our temporary Express store locations along with fees from licensing our intellectual property to our Parent's foreign affiliates and certain foreign third party licensees.

•
Canada - Our Canada segment sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 73 stores and through the Internet. Canada Total revenues in fiscal 2011 were derived from 44 SBS stores and 29 traditional toy stores. Additionally, we generated Total revenues through our temporary Express store locations.
The Chief Executive Officer, who is our Chief Operating Decision Maker, evaluates segment performance primarily based on Total revenues and segment Operating earnings (loss). Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between the segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Revenues from external customers are derived primarily from merchandise sales and we do not rely on any major customers as a source of revenue.
The following table shows our percentage of Total revenues by product category:

	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Core Toy	15.9%	15.5%	14.8%
Entertainment	12.4%	13.6%	15.2%
Juvenile	35.4%	35.6%	35.9%
Learning	21.9%	20.8%	20.0%
Seasonal	11.9%	12.2%	11.7%
Other (1)	2.5%	2.3%	2.4%
Total	100%	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

A summary of financial results by reportable segment is as follows:

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Total revenues
Domestic	$8,507	$8,731	$8,425
Canada	884	833	745
Total revenues	$9,391	$9,564	$9,170
Operating earnings (loss)
Domestic (1)	$339	$431	$520
Canada (2)	82	89	77
Corporate (3)	(139)	(140)	(152)
Operating earnings	282	380	445
Interest expense	(208)	(236)	(156)
Interest income	34	32	28
Earnings before income taxes	$108	$176	$317

(1)
Includes impairment losses on long-lived assets of $8 million, $3 million and $7 million for fiscals 2011, 2010 and 2009, respectively. In addition, includes $13 million, $19 million and $31 million of income related to the credit card program for fiscals 2011, 2010 and 2009, respectively. Also includes the impact of net gains on sales of properties of $2 million, $6 million and $6 million for fiscals 2011, 2010 and 2009, respectively. In addition, fiscal 2010 includes approximately $23 million in litigation settlement expenses for certain legal matters and a $16 million non-cash cumulative correction of prior period straight-line lease accounting. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,” Note 5 entitled “PROPERTY AND EQUIPMENT” and Note 13 entitled “LITIGATION AND LEGAL PROCEEDINGS” for further details.

(2)	Includes the impact of net gains on sales of properties of $5 million for fiscal 2010. Refer to Note 5 entitled “PROPERTY AND EQUIPMENT” for further details.

(3)
Includes gift card breakage income of $18 million, $19 million and $19 million for fiscals 2011, 2010 and 2009, respectively. In addition, includes $23 million and $20 million of income for services provided by us to our affiliates under ITASS for fiscals 2011 and 2010. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING

POLICIES” for further details.
Certain corporate and other items are reported separately in our disclosure of segment Operating earnings (loss). In addition to the income items described above, charges include corporate office expenses and shared service center expenses, as well as certain other centrally managed expenses, which are not fully allocated to our reportable segments. The significant categories of expenses include salaries, benefits and related expenses, professional fees, corporate facility depreciation and amortization and insurance. Salaries, benefits and related expenses include salaries, bonus, payroll taxes and health insurance expenses for corporate office employees. Professional fees include costs related to internal control compliance, financial statement audits, legal, information technology and other consulting fees, which are engaged and managed through the corporate office. Corporate insurance expense includes the cost of fire, liability and automobile premiums.

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Depreciation and amortization
Domestic	$201	$192	$180
Canada	21	19	16
Corporate	38	33	31
Total Depreciation and amortization	$260	$244	$227
Capital expenditures
Domestic	$241	$180	$121
Canada	20	24	6
Corporate	39	40	21
Total Capital expenditures	$300	$244	$148

(In millions)	January 28, 2012	January 29, 2011
Merchandise inventories
Domestic	$1,423	$1,383
Canada	152	141
Total Merchandise inventories	$1,575	$1,524
Total Assets
Domestic	$3,690	$3,632
Canada	402	395
Corporate (1)	894	985
Total Assets (2)	$4,986	$5,012

(1)	Includes cash and cash equivalents, deferred tax assets and other corporate assets.

(2)
We have adjusted our prior year presentation based on a revised allocation of certain assets to Corporate which resulted in an increase in Corporate of $224 million, a decrease in Domestic of $218 million and a decrease in Canada of $6 million for fiscal 2010.

Our long-lived assets by country or region are as follows:

(In millions)	January 28, 2012	January 29, 2011
Long-lived assets
United States (1)	$2,211	$2,160
Canada	239	237
Total Long-lived assets	$2,450	$2,397

(1)	Includes our wholly-owned operations in Puerto Rico.

NOTE 12 - OTHER EMPLOYEE RETIREMENT AND COMPENSATION BENEFITS
We offer other employee retirement and compensation benefits for eligible employees. Our Parent's Supplemental Executive Retirement Plan (“SERP”) provides supplemental retirement benefits to certain executive officers in excess of the limitations that are imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, on contributions to our Parent's TRU Partnership Employees' Savings and Profit Sharing Plan (the “Savings Plan”). Participants are generally 100 percent vested in their SERP accounts after completing five years of employment with the Company. In each of fiscals 2011, 2010 and 2009, we recorded SERP expenses of less than $1 million. As of January 28, 2012 and January 29, 2011, the SERP liability was $2 million, respectively.
Included in the Savings Plan, we have a 401(k) salary deferral feature, company-matching contributions and a profit sharing component for eligible U.S.-based employees. Under the terms of the Savings Plan annual employer profit sharing contributions are made at the discretion of the Parent's Board of Directors, subject to certain limitations. The Savings Plan may be terminated at the discretion of our Parent. Employee eligibility for participation in the 401(k) savings account portion of the Savings Plan requires twelve months of service and completion of 1,000 hours. In addition, the Company makes a matching contribution in amount equal to 100% of the first 4% of the participant's contribution. Expenses related to the Savings Plan were $16 million, $16 million and $15 million in fiscals 2011, 2010 and 2009, respectively. The Parent's Board of Directors did not elect to contribute to the profit sharing portion of the Savings Plan in fiscals 2011, 2010 and 2009.
The Parent also offered other supplemental compensation benefits to our executive officers. Prior to the Merger, the Parent offered our executive officers an additional life insurance coverage benefit (“Split Dollar Plan”), which entitled their beneficiaries to receive a death benefit of five times the executive officer's current compensation. As of March 2005, we discontinued this benefit to new employees. Pursuant to the Merger agreement, the endorsement split-dollar life insurance policies remained in a trust for the then existing participants until July 2010 at which time the Parent's management liquidated the Plan assets. Effective July 21, 2010, the Parent terminated the Split Dollar Plan.

NOTE 13 - LITIGATION AND LEGAL PROCEEDINGS
On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania (the “District Court”) granted the class plaintiffs' motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two Internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company and our Parent, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third Internet retailer filed a similar action and another consumer class action was commenced making similar allegations involving most of the same Defendants. In January 2011, the parties in the consumer class actions referenced above entered into a settlement agreement, which was approved by the District Court in a final order in December 2011. In January 2012, certain parties who objected to the District Court's final approval of the settlement filed Notices of Appeal with the Third Circuit Court of Appeals. As part of the settlement, in March 2011 we made a payment of approximately $17 million towards the overall settlement. In addition, in January 2011, the plaintiffs, the Company and our Parent and certain other Defendants in the Internet retailer actions referenced above entered into a settlement agreement pursuant to which we made a payment of approximately $5 million towards the overall settlement. In addition, on or about November 23, 2010, our Parent entered into a Stipulation with the Federal Trade Commission (“FTC”) ending the FTC's investigation related to our Parent and its subsidiaries' compliance with a 1998 FTC Final Order and settling all claims in full. Pursuant to the settlement, in May 2011, we paid approximately $1 million as a civil penalty.
On May 21, 2004, we and our Parent filed a lawsuit against Amazon.com (“Amazon”) and its affiliated companies in the Superior Court of New Jersey, Chancery Division, Passaic County and Amazon subsequently filed a counterclaim against us and our affiliated companies and filed a lawsuit against us in the Superior Court of Washington, King County. All lawsuits were dismissed with prejudice and, pursuant to the terms of a settlement agreement, on July 21, 2009, Amazon paid our Parent $51 million.
In addition to the litigation discussed above, we and our Parent are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, and/or our Parent whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We are not able to estimate an aggregate, estimated amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons:  (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict.  However, based upon our historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.

NOTE 14 - COMMITMENTS AND CONTINGENCIES
We, along with the Parent, are subject to various claims and contingencies related to lawsuits as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For claims and contingencies related to income taxes, see Note 10 entitled “INCOME TAXES.” Refer to Note 9 entitled “LEASES” for minimum rental commitments under non-cancelable operating leases having a term of more than one year as of January 28, 2012.
As of January 28, 2012, we remain contingently liable for amounts due or amounts that may become due under certain real estate lease agreements that have been assigned to third parties. In the event of default by the assignees, we could be liable for payment obligations associated with these leases which have future lease related payments (not discounted to present value) of approximately $105 million through September 2032. The impact of these obligations is not material to our Consolidated Financial Statements.

NOTE 15 - RELATED PARTY TRANSACTIONS
Transactions with the Sponsors - Our Parent is owned by an investment group consisting of entities advised by or affiliated with the Sponsors. The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the Merger effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009 ("Advisory Agreement"). The advisory fee paid to the Sponsors (the “Advisory Fees”) increases 5% per year during the ten-year term of the agreement with the exception of fiscal 2009. We recorded management and advisory fees expense of approximately $15 million, $12 million and $11 million for fiscals 2011, 2010 and 2009, respectively. During fiscals 2011, 2010 and 2009, we also paid the Sponsors fees of less than $1 million, respectively, for out-of-pocket expenses.
Pursuant to an amendment to the Advisory Agreement, our Parent's Advisory Fee for fiscal 2009 was capped at $15 million, of which we were responsible for paying our allocated share of 75%. The additional amount of approximately $3 million of our Parent's Advisory Fees that would have been due for fiscal 2009, absent the amendment, will be paid by our Parent, if at all, at the time (and from the proceeds) of a successful initial public offering ("IPO") of our Parent's securities.
In the event that the Advisory Agreement is terminated by the Sponsors or our Parent, the Sponsors will receive all unpaid Advisory Fees, all unpaid transaction fees and expenses due under the Advisory Agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the Advisory Agreement. The initial term of the Advisory Agreement is ten years. After ten years, it extends annually for one year unless our Parent or the Sponsors provide notice of termination to the other. Additionally, the Advisory Agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions ("Transaction Fees"). In connection with a successful IPO of our Parent's equity securities, the Sponsors and our Parent intend to terminate the Advisory Agreement in accordance with its terms. The Advisory Agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.
From time to time, the Sponsors or their affiliates may acquire debt or debt securities issued by us or our subsidiaries in open market transactions or through loan syndications. During fiscals 2011, 2010 and 2009, affiliates of Vornado and investment funds or accounts advised by KKR, all of which are equity owners of our Parent, held debt and debt securities issued by us and our subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $5 million, $6 million and $8 million in fiscals 2011, 2010 and 2009, respectively.
In connection with the issuance of the Incremental Secured Term Loan on May 25, 2011, we incurred approximately $4 million in Transaction Fees payable to the Sponsors pursuant to the terms of the Advisory Agreement. Investment funds or accounts advised by KKR owned $41 million of the Incremental Secured Term Loan as of January 28, 2012.
In connection with the amendment and restatement of the secured revolving credit facility on August 10, 2010, we incurred approximately $19 million in additional Transaction Fees to the Sponsors pursuant to the terms of the Advisory Agreement.
Additionally, in conjunction with the offering on August 24, 2010 of the Toys-Delaware Secured Notes and the amendment and restatement of the secured term loan originally due fiscal 2012, we repaid our outstanding loan balance of approximately $66 million and $8 million to KKR under the secured term loan and the unsecured credit facility, respectively, and we repaid our outstanding loan balance of approximately $27 million to Vornado under the unsecured credit facility. We also incurred approximately $10 million in additional Advisory Fees to the Sponsors pursuant to the terms of the Advisory Agreement.
Investment funds or accounts advised by KKR purchased an aggregate of $5 million of the Toys-Delaware Secured Notes, all of which were subsequently sold in fiscal 2011. In addition, investment funds or accounts advised by KKR owned 5% and 6% of the amended Secured Term Loan Facility as of January 28, 2012 and January 29, 2011, respectively. In connection with the

TRU Propco II financing during fiscal 2009, we incurred Transaction Fees of approximately $7 million paid by our Parent to the Sponsors pursuant to the terms of the Advisory Agreement. Investment funds or accounts advised by KKR, an indirect equity owner of the Company, owned less than 1% and 2% of the Propco II Notes as of January 28, 2012 and January 29, 2011, respectively. For further details, see Note 2 entitled “LONG-TERM DEBT.”
Additionally, under lease agreements with affiliates of Vornado, we paid an aggregate amount of approximately $7 million, $9 million and $7 million in fiscals 2011, 2010 and 2009, respectively, with respect to approximately 1.0%, 1.8% and 1.6%, respectively, of our operated stores, which include Express stores. Of these amounts, $2 million, $2 million and $1 million, respectively, were allocable to joint-venture parties not otherwise affiliated with Vornado.
Real Estate Arrangements with Affiliates - We leased 390 and 397 properties from affiliates of Parent as of January 28, 2012 and January 29, 2011, respectively. SG&A includes lease expense of $307 million, $309 million and $307 million, which include reimbursement of expenses of $47 million, $47 million and $49 million related to these leases for fiscals 2011, 2010 and 2009, respectively. Refer to Note 9 entitled “LEASES” for minimum rental commitments under non-cancelable, related party operating leases for further details of the transfers of these properties to affiliates. In addition, for fiscal 2010, SG&A includes a non-cash cumulative correction of prior period straight-line lease accounting of $2 million.
In fiscal 2009, we purchased the ownership and leasehold interest in idle properties where a related party lease obligation existed and eliminated the associated outstanding reserve balance of $6 million.
Transactions with TRU Propco I - We are a party to the TRU Propco I Master Lease with TRU Propco I under which we lease properties. For more information, see Note 9 entitled “LEASES.” Under the TRU Propco I Master Lease, we may be required to recognize an expense in conjunction with the successful execution of a sale of a property by TRU Propco I to a third party or an early store closure prior to the expiration of the master lease agreement. Pursuant to the master lease agreement, the expense is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property or the anticipated sublease income to be received by the Company.
For fiscals 2011 and 2010, SG&A includes approximately $23 million and $5 million, respectively, related to expenses associated with estimated payments in connection with store closures.
In connection with the TRU Propco I reorganization and the execution of the TRU Propco I Master Lease in fiscal 2009, we purchased the ownership and leasehold interests in 25 properties. On July 9, 2009, we paid $124 million for the Transferred Properties. We recorded the properties and the related assets and liabilities at TRU Propco I's carrying value of $56 million. The difference between the historical cost and the amount paid was $68 million and was recorded as Amounts paid to affiliate in excess of carrying value of assets acquired in the Consolidated Statement of Cash Flows.
Related Party Finance Obligation Associated with a Capital Project - During fiscal 2011, we were significantly involved in the construction of a leased store with our affiliate TRU Propco I which included non-standard tenant improvements.  As a result of this involvement, we are deemed the “owner” for accounting purposes and are required to capitalize the construction costs on our Consolidated Balance Sheet.  Upon completion of the project, we performed a sale-leaseback analysis pursuant to ASC 840, “Leases”, and determined that we were unable to derecognize the assets capitalized during construction. Therefore, in conjunction with this lease, we recorded a related party finance obligation of $4 million equal to the cash proceeds and fair market value of the assets received. The rental payments to TRU Propco I are recognized as a reduction of the financing obligation and interest expense. We also continue to recognize rent expense on the ground lease for the land on which this asset was constructed.

Management Service Fees and Other - We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement. The amounts charged are allocated based on a formula for each affiliate and are recorded in Other income, net. The amounts we charged to Parent and other affiliates in fiscals 2011, 2010 and 2009 for these services were $6 million, $7 million and $9 million, respectively.
In addition, we incurred $9 million and $7 million of service fees in fiscals 2011 and 2010, respectively, which primarily related to fees associated with our China sourcing office established in fiscal 2010. We also incurred $4 million of service fees in fiscal 2009 primarily related to management service fees charged to our Canadian subsidiary under ITASS managed by an affiliate. These costs are recorded within SG&A in our Consolidated Statements of Operations.
Information Technology and Administrative Support Services Agreement - In fiscal 2010, we began providing information technology and operations services, including applications development, technology planning, technical services, store planning, merchandising, financial and legal services to a number of our affiliates under ITASS. For services received directly that are deemed to significantly contribute to business success, our affiliates are charged 108% of the costs we incurred to administer such services. For services that our affiliates receive directly, but that are not deemed to significantly contribute to business success, our affiliates are charged 100% of the costs we incurred to administer such services. Our affiliates were charged $23 million and $20 million in fiscals 2011 and 2010, respectively, for these services, which are classified on our Consolidated Statement of Operations as Other income, net.
Licensing Arrangements with Affiliates - We own intellectual property used by us and Parent's foreign affiliates in the toy, juvenile and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. We charged Parent's foreign affiliates license fees of $97 million, $93 million and $94 million in fiscals 2011, 2010 and 2009, respectively, which are classified on our Consolidated Statements of Operations as Other revenues.
Dividends and Advances to Parent - We make payments to Parent to fund certain operating expenses of Parent and for principal and interest payments on Parent's outstanding notes. During fiscals 2011, 2010 and 2009, we paid dividends to Parent of $616 million, $129 million and $123 million, respectively. The $616 million includes distributions to our Parent made on May 26, 2011 and June 24, 2011, in aggregate amounts of approximately $504 million and $15 million, respectively, to provide funds for the redemption of our Parent's 7.625% notes due fiscal 2011, including interest and premiums, on June 24, 2011. The portion of dividends paid to Parent by MPO for fiscal 2009 was $12 million.
During fiscal 2009, we made loans to Parent for an aggregate of $150 million.
Due from Affiliates, Net - As of January 28, 2012 and January 29, 2011, Due from affiliates, net, consists of receivables from Parent and affiliates of $352 million and $395 million, net of value card services due to Toys "R" Us - Value, Inc. ("TRU-Value") of $10 million and $74 million, respectively. Since July 2005, we manage the distribution and fulfillment of value cards through one of our subsidiaries. We sell gift cards to customers in our retail stores, through our websites, through third parties, and in certain cases, provide gift cards for returned merchandise and in connection with promotions. The value cards prior to July 2005 were managed by another subsidiary of Parent, TRU-Value. During fiscal 2011, TRU-Value issued a dividend of $63 million to our Parent for a majority of the payable owed by us to TRU-Value, thus reducing our amount due to this affiliate from previous periods.
As of January 28, 2012 and January 29, 2011, $4 million and $9 million of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets, respectively.
Additionally, we are obligated to reimburse our affiliates under lease agreements for rent, property taxes and certain operating expenses. As of January 28, 2012 and January 29, 2011, the net amount owed to our affiliates was $10 million and $5 million, respectively.
Note Payable to Parent - In November 2009, Giraffe Junior Holdings, LLC, an indirect wholly-owned subsidiary of the Company, issued a $10 million promissory note to Parent in exchange for cash. As of January 29, 2011, this promissory note was fully repaid.
Short-term Borrowings from Parent -  From time to time, we may have short-term intercompany loans outstanding with Parent. As of January 28, 2012, we maintained a balance of $124 million in short-term intercompany loans with Parent. There were no outstanding balances as of January 29, 2011. During fiscals 2011, 2010 and 2009, we incurred $3 million, $6 million and $5 million, respectively, of related party interest expense associated with our short-term intercompany loans with Parent. As of April 27, 2012, the date these financial statements were issued, we maintained a balance of $45 million in short-term intercompany loans with Parent.
Stock Compensation Expense - In fiscal 2010, our Parent and its subsidiaries adopted the 2010 Incentive Plan. On May 26, 2011, our Parent granted options under the 2010 Incentive Plan. In fiscal 2011, $4 million of total stock-based compensation expense was recognized in SG&A, which excludes $1 million that is charged to other affiliates for employees on assignment in other locations. Refer to Note 7 entitled “STOCK-BASED COMPENSATION” for further details.
Consulting Agreement - On March 15, 2012, we entered into an advisory contract with Neil Friedman, former Executive Vice President - Toys "R" Us to provide advisory services, on a part time non-exclusive basis, for our new ventures and business alliances. The term of the agreement is from April 23, 2012 until January 31, 2013, with either party being able to terminate the agreement upon sixty (60) days notice. During the term of this agreement, Mr. Friedman will be paid a monthly fee of $30,000.
Subsequent Event - In connection with the Second Joinder Agreement entered on April 10, 2012, we incurred approximately $2 million in Transaction Fees payable to the Sponsors pursuant to the terms of the advisory agreement. Investment funds or accounts advised by KKR owned $7 million of the Second Incremental Secured Term Loan as of April 10, 2012. See Note 2 entitled "LONG-TERM DEBT" for further details.

NOTE 16 - ACQUISITIONS
During fiscal 2009, we paid a total of $14 million for the acquisitions described below. The acquisitions resulted in $2 million of goodwill and we acquired $9 million of finite-lived intangibles. These acquisitions did not have a material impact on our Consolidated Financial Statements.
In February 2009, we acquired the e-commerce websites eToys.com and babyuniverse.com as well as the Internet domain Toys.com and the parenting website ePregnancy.com.
On May 28, 2009, a subsidiary of Parent acquired certain business assets of FAO Schwarz, a children's retailer, and subsequently Parent sold their interest in FAO Schwarz to us on July 2, 2009. As part of the acquisition, the Company continues to operate the FAO Schwarz retail store in New York City along with the FAO Schwarz e-commerce and catalog businesses.
On September 3, 2009, the Parent acquired the brand and other intellectual property assets of KB Toys, a toy retailer, and subsequently sold their interest in KB Toys to us in November 2009.

NOTE 17 - RECENT ACCOUNTING PRONOUNCEMENTS
In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (“ASU 2011-12”). ASU 2011-12 deferred certain aspects of ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”). The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Other than enhanced disclosures, the adoption of ASU 2011-12 is not expected to have a material impact on our Consolidated Financial Statements.
In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). The amendments in this ASU require entities to disclose additional information about certain financial instruments and derivatives that are eligible for offset or subject to master netting arrangements. The objective of this ASU is to facilitate comparison between financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP") and financial statements presented in accordance with International Financial Reporting Standards (“IFRS”). The amendments in this ASU are effective for annual reporting periods beginning on or after January 1, 2013 and interim periods within that fiscal year. Other than enhanced disclosures, the adoption of ASU 2011-11 is not expected to have a material impact on our Consolidated Financial Statements.
In December 2011, the FASB issued ASU 2011-10, “Property, Plant, and Equipment (Topic 360): Derecognition of in Substance Real Estate-a Scope Clarification” (“ASU 2011-10”). The purpose of this update is to resolve the diversity in practice about whether the guidance under ASC Subtopic 360-20, “Property, Plant, and Equipment - Real Estate Sales”, applies to a parent that ceases to have a controlling financial interest in a subsidiary, as specified under ASC Subtopic 810-10, “Non-Controlling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”, that is in substance real estate as a result of default on the subsidiary's nonrecourse debt. The new guidance is intended to emphasize that accounting for such transactions “is based on their substance rather than their form”, specifically that the parent should only deconsolidate the real estate subsidiary when legal title to the real estate is transferred to the lender and the related nonrecourse debt has been extinguished. The standard takes effect for public companies during the annual and interim periods beginning on or after June 15, 2012. The adoption of ASU 2011-10 is not expected to have a material impact on our Consolidated Financial Statements.
In June 2011, the FASB issued ASU 2011-05. This ASU eliminates the current option to report other comprehensive income and its components in the Statement of Changes in Stockholder's Equity and provides entities with two presentation alternatives. An entity can elect to present items of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. ASU 2011-05 is effective for public entities for fiscal years, and interim periods, within those years, beginning after December 15, 2011. Other than enhanced disclosures, the adoption of ASU 2011-05 is not expected to have a material impact on our Consolidated Financial Statements.
In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). The amendments in this ASU generally represent clarification of Topic 820, but also include instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and IFRS. The amendments are effective for interim and annual periods beginning after December 15, 2011 and are to be applied prospectively. Early application is not permitted. The adoption of ASU 2011-04 is not expected to have a material impact on our Consolidated Financial Statements.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following Management's Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our historical results of operations during the periods presented and our financial condition. This MD&A should be read in conjunction with our Consolidated Financial Statements and the accompanying notes, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below. Our MD&A includes the following sections:
EXECUTIVE OVERVIEW provides an overview of our business.
RESULTS OF OPERATIONS provides an analysis of our financial performance and of our consolidated and segment results of operations for fiscal 2011 compared to fiscal 2010 and fiscal 2010 compared to fiscal 2009.
LIQUIDITY AND CAPITAL RESOURCES provides an overview of our financing, capital expenditures, cash flows and contractual obligations.
CRITICAL ACCOUNTING POLICIES provides a discussion of our accounting policies that require critical judgment, assumptions and estimates.
RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS provides a brief description of significant accounting standards which were adopted during fiscal 2011. This section also refers to Note 17 to our Consolidated Financial Statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS” for accounting standards which we have not yet been required to implement and may be applicable to our future operations.

EXECUTIVE OVERVIEW
Our Business
Toys “R” Us - Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns or licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We are the leading specialty retailer of toys and juvenile products in North America as measured by Net sales. Toys “R” Us is recognized as the toy and juvenile (including baby) authority. We sell a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through our retail locations and the Internet. Our brand names are highly recognized and our expertise in the toy and juvenile retail space, our broad range of product offerings, our substantial scale and geographic footprint and our strong vendor relationships account for our market-leading position and distinguish us from the competition. We believe we offer the most comprehensive year-round selection of toys and juvenile products, including a broad assortment of private label and exclusive merchandise unique to our stores.
As of January 28, 2012, we operated 949 stores in the United States, Canada and Puerto Rico under the Toys “R” Us, Babies “R” Us and FAO Schwarz banners. In addition, we operate Toys “R” Us Express stores (“Express stores”), smaller format stores primarily open on a short-term basis during the holiday season. During the fiscal 2011 holiday season, we operated 200 Express stores, of which 88 were still open as of January 28, 2012. Of the 88 Express stores that remained open, 31 have been included in our overall store count as they each have a cumulative lease term of at least two years. We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com, as well as the Internet site we operate in our Canadian market, Toysrus.ca. For fiscal 2011, we generated Total revenues of $9.4 billion and Net earnings of $65 million.

We have developed a juvenile integration strategy which includes a new store format with an integrated “one-stop shopping” environment for our guests by combining the Toys “R” Us and Babies “R” Us merchandise offerings under one roof. We call this format a side-by-side (“SBS”) store. SBS stores are a combination of Toys “R” Us stores and Babies “R” Us stores, and may be the result of a conversion or relocation and, in certain cases, may be accompanied by the closure of one or more existing stores. In addition, SBS stores may also be constructed in a new location and market.
The integration of juvenile merchandise (including baby products) with toy and entertainment offerings has allowed us to create a “one-stop shopping” experience for our guests, and enabled us to obtain the sales and operating benefits associated with combining product lines under one roof. Our product assortment allows us to capture new parents as customers during pregnancy, helping them prepare for the arrival of their newborn. We then become a resource for infant products such as baby formula, diapers and solid foods, as well as baby clothing and learning aids. We believe this opportunity to establish first contact with new parents enables us to develop long-lasting customer relationships with them as their children grow and they transition to becoming consumers of our toy products. We continue to build on these relationships as these children mature and eventually become parents themselves. Additionally, juvenile merchandise such as baby formula, diapers and infant clothing provide us with a mitigant to the inherent seasonality in the toy business.

In connection with our juvenile integration strategy, we continue to increase the number of SBS stores both domestically and internationally. Through the end of fiscal 2011, we have converted 162 existing stores into a SBS store format. In addition, we have opened 65 SBS stores (42 of which were relocations of existing stores). We expect that our integrated store format will continue to be a significant driver of our revenue and profit growth going forward.
In addition to our SBS store format, we continue to enhance our juvenile integration strategy with our Babies “R” Us Express (“BRU Express”) and Juvenile Expansion formats which devote additional square footage to our juvenile products within our traditional Toys “R” Us stores. Since implementing these integrated store formats, we have augmented 86 existing Toys “R” Us stores with these layouts.
We leverage our e-commerce business by integrating our Internet capabilities with our stores. The “Buy Online, Pick Up In Store” program is available within all stores in the United States, with the exception of Express stores. It offers customers the ability to browse and shop from the comfort of their own homes, while giving them the flexibility to pick up their purchases in-store. Our websites allow guests to determine if an item is in-stock at a particular store, as well as allow them to return items purchased on-line at our stores. Additionally, our loyalty programs, including baby registry, birthday club and Rewards “R” Us programs, all offer on-line functionality which deepens our relationship with our guests and complements the in-store experience.
To provide additional support for our growing e-commerce business, we opened a distribution center in McCarran, Nevada in fiscal 2011, dedicated to the fulfillment of on-line orders. Additionally in fiscal 2011, we began the “Ship from Store” program, which leverages inventory from the majority of our Domestic stores to improve the speed with which customers receive their items, as well as provide an additional option to fulfill on-line orders. For fiscals 2011, 2010 and 2009, our e-commerce business generated total revenues of approximately $874 million, $674 million and $516 million, respectively.
We believe that we may have the potential to grow the number of stores in our store portfolio. We believe this opportunity exists in the United States and our existing international markets.
We will continue to focus on expanding our gross margins primarily through optimizing pricing, increasing our private label penetration and increasing our use of direct sourcing. We will also continue to optimize our cost structure and enhance efficiencies throughout the organization to manage our selling, general and administrative expenditures.
As of January 28, 2012, we operated 949 retail stores in the United States, Canada and Puerto Rico in the following formats:

•
443 traditional toy stores, which typically range in size from 20,000 to 50,000 square feet and devote approximately 7,000 square feet to boutique areas for juvenile (including baby) products (BRU Express and Juvenile Expansion formats devote approximately an additional 3,000 square feet and 1,000 square feet, respectively, for juvenile - including baby - products);

•	245 juvenile stores, which typically range in size from 30,000 to 45,000 square feet and devote approximately 4,000 to 5,000 square feet to traditional toy products;

•
227 SBS stores, which typically range in size from 30,000 to 70,000 square feet and devote approximately 20,000 to 40,000 square feet to traditional toy products and approximately 10,000 to 30,000 square feet to juvenile (including baby) products;

•	31 Express stores, which typically range in size from 2,000 to 7,000 square feet, each with a cumulative lease term of at least two years; and

•
3 flagship store locations (the Toys “R” Us store in Times Square, the FAO Schwarz store on 5th Avenue and the Babies “R” Us store in Union Square - all in New York City), which range in size from approximately 55,000 to 105,000 square feet.

In addition to these stores, during the fiscal 2011 holiday selling season, we operated an additional 169 temporary Express store locations in shopping malls, outlet malls and other shopping centers located in high traffic areas, 57 of which remained open as of January 28, 2012. These locations typically range in size from approximately 2,000 to 7,000 square feet, each has a cumulative lease term of less than two years and is not included in our overall store count.
Our extensive experience in retail site selection has resulted in a portfolio of stores that includes attractive locations in many of our chosen markets. Markets for new stores and formats are selected on the basis of proximity to other “R” Us branded stores, demographic factors, population growth potential, competitive environment, availability of real estate and cost. Once a potential market is identified, we select a suitable location based upon several criteria, including size of the property, access to major commercial thoroughfares, proximity of other strong anchor stores, visibility and parking capacity.

Our Business Segments
Our business has two reportable segments: Toys “R” Us - Domestic (“Domestic”) and Toys “R” Us - Canada (“Canada”). See Note 11 to our Consolidated Financial Statements entitled “SEGMENTS” for our segments' financial results for fiscals 2011, 2010 and 2009. The following is a brief description of our segments:

•
Domestic - Our Domestic segment sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 876 stores that operate in 49 states in the United States and Puerto Rico and through the Internet. Domestic Total revenues in fiscal 2011 were derived from 414 traditional toy stores (including 82 BRU Express and Juvenile Expansion formats), 245 juvenile stores, 183 SBS stores, 31 permanent Express stores and our three flagship stores in New York City. Additionally, we generated Total revenues through our temporary Express store locations along with fees from licensing our intellectual property to our Parent's foreign affiliates and certain foreign third party licensees. On average, our stores offer approximately 12,000 active items year-round. Based on Net sales, we are the largest specialty retailer of toys in the United States and Puerto Rico. Domestic Total revenues were $8.5 billion for fiscal 2011, which accounts for 91% of our consolidated Total revenues.

•
Canada - Our Canada segment sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 73 stores and through the Internet. Canada Total revenues in fiscal 2011 were derived from 44 SBS stores and 29 traditional toy stores. Additionally, we generated Total revenues through our temporary Express store locations. On average, our stores offer approximately 10,500 active items year-round. Canada Total revenues were $0.9 billion for fiscal 2011, which accounts for 9% of our consolidated Total revenues.

In order to properly judge our business performance, it is necessary to be aware of the following challenges and risks:

•
Liquidity and capital requirements - Our operations have significant liquidity and capital requirements and depend on the availability of adequate financing on reasonable terms. If our lenders are unable to fund borrowings under their credit commitments or we are unable to borrow, it could have a significant negative effect on our business.

•
Growth opportunities - If we cannot implement our juvenile integration strategy or open new stores, our future growth will be adversely affected. Additionally, the success and expansion of our e-commerce business depends on our ability to provide quality service to our Internet customers and if we are not able to provide such services, our future growth will be adversely affected.

•
Seasonality - Our business is highly seasonal with sales and earnings highest in the fourth quarter. During fiscals 2011, 2010 and 2009, approximately 43%, respectively, of the Total revenues from our business and a substantial portion of our cash flows from operations were generated in the fourth quarter. Our results of operations depend significantly upon the fourth quarter holiday selling season.

•
Spending patterns and product migration - Many economic and other factors outside our control, including consumer confidence, consumer spending levels, employment levels, consumer debt levels, inflation and deflation, as well as the availability of consumer credit, affect consumer spending habits.

•
Increased competition - Our businesses operate in a highly competitive retail market. We compete on the basis of product variety, price, quality, availability, advertising and promotion, convenience or store location, safety and customer support and service. We face strong competition from discount and mass merchandisers, national and regional chains and department stores, consumer electronics retailers, local retailers in the market areas we serve and Internet and catalog businesses. Price competition in our retailing business continued to be intense during the fiscal 2011 fourth quarter holiday season.

•
Video games and video game systems - Video games and video game systems represent a significant portion of our entertainment category. Video games and video game systems have accounted for 8%, 9% and 10% of our annual Total revenues for fiscals 2011, 2010 and 2009, respectively. Due to the intensified competition as well as the maturation of new technology, sales of video games and video game systems will periodically experience volatility that may impact our financial performance. Our entertainment category, which includes video games and video game systems, had a gross margin rate between approximately 13% and 16% for the past three fiscal years.

RESULTS OF OPERATIONS
Financial Performance
As discussed in more detail in this MD&A, the following financial data represents an overview of our financial performance for fiscals 2011, 2010 and 2009:

	Fiscal Years Ended
($ In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Total revenues	$9,391	$9,564	$9,170
Gross margin	3,320	3,414	3,258
Gross margin as a percentage of Total revenues	35.4%	35.7%	35.5%
Selling, general and administrative expenses	$2,844	$2,869	$2,650
Selling, general and administrative expenses as a percentage of Total revenues	30.3%	30.0%	28.9%
Net earnings	$65	$112	$203
Total revenues decreased by $173 million in fiscal 2011 compared to fiscal 2010 primarily as a result of a decrease in comparable store net sales. Partially offsetting the decrease in Total revenues was an increase in net sales from new locations within our Canada segment. Foreign currency translation increased Total revenues by approximately $21 million for fiscal 2011.
Gross margin, as a percentage of Total revenues, was primarily impacted by margin rate declines within our Domestic segment, partially offset by improvements in sales mix away from lower margin products.
Selling, general and administrative expenses (“SG&A”) for fiscal 2011 decreased compared to fiscal 2010 primarily as a result of decreases in professional fees and payroll expenses. These decreases were partially offset by an increase in related party expenses in connection with store closures.
Net earnings for fiscal 2011 decreased compared to fiscal 2010 primarily as a result of a decrease in Gross margin. Partially offsetting this amount were decreases in Interest expense and SG&A.

Comparable Store Net Sales
In computing comparable store net sales, we include stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Express stores with a cumulative lease term of at least two years and that have been open for at least 56 weeks from their “soft” opening date are also included in our comparable store net sales computation.
Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.
By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more and on-line, we can better gauge how the core store base and e-commerce business are performing since it excludes the impact of store openings and closings.
Various factors affect comparable store net sales, including the number of and timing of stores we open, close, convert, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on a monthly, quarterly, and annual basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.

The following table discloses the change in our comparable store net sales for the fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010:

	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Domestic	(1.7)%	1.7%	(3.0)%
Canada	(0.6)%	0.6%	—%

Percentage of Total Revenues by Product Category

	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Core Toy	15.9%	15.5%	14.8%
Entertainment	12.4%	13.6%	15.2%
Juvenile	35.4%	35.6%	35.9%
Learning	21.9%	20.8%	20.0%
Seasonal	11.9%	12.2%	11.7%
Other (1)	2.5%	2.3%	2.4%
Total	100%	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

Store Count by Segment

		Fiscal 2011
	January 29, 2011	Opened	Closed (4)	Conversions	Relocations		January 28, 2012
Domestic:
Standalone stores (1)(3)	729	18	(8)	(24)	(22)		693
Side-by-side stores	139	4	—	24	16		183
Total Domestic	868	22	(8)	—	(6)	(5)	876

Canada:
Standalone stores (2)(3)	31	—	—	(2)	—		29
Side-by-side stores	39	3	—	2	—		44
Total Canada	70	3	—	—	—		73
Total Operated (3)	938	25	(8)	—	(6)		949

		Fiscal 2010
	January 30, 2010	Opened	Closed (4)	Conversions	Relocations		January 29, 2011
Domestic:
Standalone stores (1)(3)	759	18	—	(39)	(9)		729
Side-by-side stores	90	3	—	39	7		139
Total Domestic	849	21	—	—	(2)	(5)	868

Canada:
Standalone stores (2)(3)	36	—	(1)	(4)	—		31
Side-by-side stores	33	2	—	4	—		39
Total Canada	69	2	(1)	—	—		70
Total Operated (3)	918	23	(1)	—	(2)		938

(1)
Store count as of January 28, 2012 includes 20 BRU Express stores and 62 Juvenile Expansions. Store count as of January 29, 2011 included 14 BRU Express stores and 65 Juvenile Expansions. Store count as of January 30, 2010 included 13 BRU Express and 64 Juvenile Expansions.

(2)	Store count as of January 28, 2012 and January 29, 2011 included four BRU Express stores, respectively. There were no BRU Express stores open as of January 30, 2010.

(3)
Express stores with a cumulative lease term of at least two years are included in our overall store count, while remaining locations are excluded. As of January 28, 2012, there were 47 Domestic and 41 Canada Express stores open, 31 of which have been included in our overall store count within our Domestic segment. As of January 29, 2011, there were 79 Domestic Express stores open and 13 Canada Express stores open, 19 of which have been included in our overall store count within our Domestic segment. As of January 30, 2010, there were 29 Domestic Express stores open and one Canada Express store open, none of which have been included in our overall store count.

(4)	Excludes stores closed as a result of conversions and relocations.

(5)	Of the 16 relocations in fiscal 2011, six were accompanied by multiple store closings. Of the seven relocations in fiscal 2010, two were accompanied by multiple store closings.

Fiscal 2011 Compared to Fiscal 2010

Net Earnings

(In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us - Delaware	$65	$112	$(47)
Net earnings decreased by $47 million to $65 million in fiscal 2011, compared to $112 million in fiscal 2010. The decrease in Net earnings was primarily due to a decrease in Gross margin of $94 million primarily related to a reduction in Total revenues and margin rate declines within our Domestic segment. Partially offsetting this amount was a decrease in Interest expense of $28 million primarily due to the accelerated write-off of deferred financing fees in fiscal 2010, and a decrease in SG&A of $25 million predominantly related to decreases in professional fees and payroll expenses, partially offset by an increase in related party expenses in connection with store closures.

Total Revenues

					Percentage of Total revenues
($ In millions)	Fiscal 2011	Fiscal 2010	$ Change	% Change	Fiscal 2011	Fiscal 2010
Domestic	$8,507	$8,731	$(224)	(2.6)%	90.6%	91.3%
Canada	884	833	51	6.1%	9.4%	8.7%
Toys “R” Us - Delaware	$9,391	$9,564	$(173)	(1.8)%	100.0%	100.0%
Total revenues decreased by $173 million or 1.8%, to $9,391 million in fiscal 2011, compared to $9,564 million in fiscal 2010. Total revenues for fiscal 2011 included the impact of foreign currency translation which increased Total revenues by approximately $21 million.
Excluding the impact of foreign currency translation, the decrease in Total revenues for fiscal 2011 was primarily due to a decrease in comparable store net sales. The decrease in comparable store net sales was primarily driven by a decrease in the number of transactions, partially offset by an increase in net sales from our Internet operations. Additionally offsetting the decrease in Total revenues was an increase in net sales from new locations within our Canada segment.
Total revenues for fiscals 2011 and 2010 included $97 million and $93 million of licensing fees charged to our Parent's foreign affiliates, respectively.
Domestic
Total revenues for the Domestic segment decreased by $224 million or 2.6%, to $8,507 million in fiscal 2011, compared to $8,731 million in fiscal 2010. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 1.7% and a decrease in net sales attributable to significantly fewer Express stores operated in fiscal 2011 compared to the prior year.
The decrease in comparable store net sales resulted primarily from decreases in our entertainment, juvenile and seasonal categories. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. The decrease in our juvenile category was primarily due to decreased sales of baby gear and commodities. The decrease in our seasonal category was primarily due to decreased sales of outdoor products. Partially offsetting these decreases was an increase in our learning category primarily as a result of increased sales of construction toys.
Canada
Total revenues for the Canada segment increased by $51 million or 6.1%, to $884 million in fiscal 2011, compared to $833 million in fiscal 2010. Excluding a $21 million increase in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new locations, partially offset by a decrease in comparable store net sales of 0.6%.
The decrease in comparable store net sales resulted primarily from decreases in our entertainment and core toy categories. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. The decrease in our core toy category was primarily due to decreased sales of action figures. Partially offsetting these decreases were increases in our learning and juvenile categories. The increase in our learning category was primarily due to increased sales of construction toys and educational products. The increase in our juvenile category was primarily due to increased sales of baby gear.

Cost of Sales and Gross Margin
We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.
The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.

				Percentage of Total revenues
($ In millions)	Fiscal 2011	Fiscal 2010	$ Change	Fiscal 2011	Fiscal 2010	Change
Domestic	$2,989	$3,112	$(123)	35.1%	35.6%	(0.5)%
Canada	331	302	29	37.4%	36.3%	1.1%
Toys “R” Us - Delaware	$3,320	$3,414	$(94)	35.4%	35.7%	(0.3)%
Gross margin decreased by $94 million to $3,320 million in fiscal 2011, compared to $3,414 million in fiscal 2010. The decrease in Gross margin was partially offset by an increase of approximately $9 million related to foreign currency translation. Gross margin, as a percentage of Total revenues, decreased by 0.3 percentage points in fiscal 2011 compared to fiscal 2010. Gross margin, as a percentage of Total revenues, was primarily impacted by margin rate declines within our Domestic segment, partially offset by improvements in sales mix away from lower margin products.
Domestic
Gross margin decreased by $123 million to $2,989 million in fiscal 2011, compared to $3,112 million in fiscal 2010. Gross margin, as a percentage of Total revenues, decreased by 0.5 percentage points in fiscal 2011 compared to fiscal 2010.
The decrease in Gross margin, as a percentage of Total revenues, resulted primarily from margin rate declines predominantly within our juvenile and learning categories. Partially offsetting the decrease were improvements in sales mix away from lower margin products, predominantly in our entertainment category.
Canada
Gross margin increased by $29 million to $331 million in fiscal 2011, compared to $302 million in fiscal 2010. Foreign currency translation accounted for approximately $9 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, increased by 1.1 percentage points in fiscal 2011 compared to fiscal 2010.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in margin rate predominantly within our learning category, as well as improvements in sales mix away from lower margin products, predominantly in our entertainment category.

Selling, General and Administrative Expenses
The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising and promotional expenses;

•	costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

				Percentage of Total revenues
($ In millions)	Fiscal 2011	Fiscal 2010	$ Change	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us - Delaware	$2,844	$2,869	$(25)	30.3%	30.0%	0.3%

SG&A decreased $25 million to $2,844 million million in fiscal 2011, compared to $2,869 million in fiscal 2010. Foreign currency translation increased SG&A by approximately $6 million. As a percentage of Total revenues, SG&A increased by 0.3 percentage points.
Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to a decrease in professional fees of approximately $27 million predominantly related to prior year litigation settlement expenses for certain legal matters of $23 million and a decrease in payroll expenses of approximately $21 million due largely to fewer new Domestic locations, including Express stores. Partially offsetting the decrease in SG&A was an increase in related party expenses of approximately $20 million primarily due to an increase of approximately $18 million in estimated payments due to TRU Propco I in connection with store closures.

Depreciation and Amortization

(In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us - Delaware	$260	$244	$16

Depreciation and amortization increased by $16 million to $260 million in fiscal 2011 compared to $244 million in fiscal 2010. The increase primarily resulted from increased accelerated depreciation from relocated locations to our SBS format as well as improvements and enhancements in our information technology systems. Additionally, foreign currency translation accounted for approximately $1 million of the increase.

Other Income, Net
Other income, net includes the following:

•	information technology and administrative support service income;

•	gift card breakage income;

•	credit card program income;

•	impairment on long-lived assets;

•	management service fees income;

•	net gains on sales of properties; and

•	other operating income and expenses.

(In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us - Delaware	$(66)	$(79)	$13
Other income, net decreased by $13 million to $66 million in fiscal 2011, compared to $79 million in fiscal 2010. The decrease was primarily due to a $9 million decrease in net gains on sales of properties and a decrease of $6 million in credit card program income.
Refer to Note 1 to our Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

Interest Expense

(In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us - Delaware	$(208)	$(236)	$28
Interest expense decreased by $28 million to $208 million in fiscal 2011 compared to $236 million in fiscal 2010. The decrease was primarily due to a decline in deferred financing fees of $34 million predominately related to the accelerated write-off of fees as a result of refinancings in the third quarter of fiscal 2010.

Interest Income

(In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us - Delaware	$34	$32	$2
Interest income increased by $2 million for fiscal 2011 compared to fiscal 2010.

Income Tax Expense

(In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us - Delaware	$43	$64	$(21)
Effective tax rate	39.8%	36.4%	3.4%
The net decrease in income tax expense of $21 million in fiscal 2011 compared to fiscal 2010 was principally due to the decrease in pre-tax earnings. Refer to Note 10 to the Consolidated Financial Statements entitled “INCOME TAXES” for further details.

Fiscal 2010 Compared to Fiscal 2009

Net Earnings

(In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us - Delaware	$112	$203	$(91)
Net earnings decreased by $91 million to $112 million in fiscal 2010, compared to $203 million in fiscal 2009. The decrease in Net earnings was primarily due to an increase in SG&A of $219 million predominantly related to store-level costs largely associated with new locations (including Express stores), as well as an increase in advertising and promotional expenses and expenses associated with the fulfillment of increased online sales. Additionally contributing to the increase in SG&A were litigation settlement expenses for certain legal matters and a non-cash cumulative correction of prior period straight-line lease accounting. Further contributing to the decrease in Net earnings was an increase in Interest expense of $80 million resulting primarily from higher effective interest rates and an increase in the write-off of deferred financing charges. Partially offsetting these amounts was an increase in Gross margin of $156 million primarily due to higher Total revenues and an increase in margin rate. In addition, we had a decrease in Income tax expense of $50 million.

Total Revenues

					Percentage of Total revenues
($ In millions)	Fiscal 2010	Fiscal 2009	$ Change	% Change	Fiscal 2010	Fiscal 2009
Domestic	$8,731	$8,425	$306	3.6%	91.3%	91.9%
Canada	833	745	88	11.8%	8.7%	8.1%
Toys “R” Us - Delaware	$9,564	$9,170	$394	4.3%	100.0%	100.0%
Total revenues increased by $394 million or 4.3%, to $9,564 million in fiscal 2010, compared to $9,170 million in fiscal 2009. Total revenues for fiscal 2010 included the impact of foreign currency translation which increased Total revenues by approximately $63 million.

Excluding the impact of foreign currency translation, the increase in Total revenues for fiscal 2010 was primarily due to net sales from new locations, which includes Express stores, as well as increased comparable store net sales at both of our segments. The increase in comparable store net sales was largely driven by an increase in the number of transactions, net sales from our Internet operations and locations that were recently converted or relocated to our SBS and SSBS store formats. Partially offsetting these increases were lower average transaction amounts.
Domestic
Total revenues for the Domestic segment increased by $306 million or 3.6%, to $8,731 million in fiscal 2010, compared to $8,425 million in fiscal 2009. The increase in Total revenues was primarily a result of an increase in net sales from new locations, which includes Express stores, as well as an increase in comparable store net sales of 1.7%.
The increase in comparable store net sales resulted primarily from an increase in our juvenile (including baby), learning and core toy categories. The increase in our juvenile category was primarily due to increased sales of commodities and infant care products. The increase in our learning category was primarily due to increased sales of educational products and construction toys. The increase in our core toy category was primarily due to increased sales of dolls and collectibles. Partially offsetting these increases was a decrease in our entertainment category which was driven by fewer releases of new video game systems and software.
Canada
Total revenues for the Canada segment increased by $88 million or 11.8%, to $833 million in fiscal 2010, compared to $745 million in fiscal 2009. Excluding a $63 million increase in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new locations, which includes Express stores, as well as an increase in comparable store net sales of 0.6%.
The increase in comparable store net sales resulted primarily from an increase in our learning and core toy categories. The increase in our learning category was primarily due to increased sales of construction toys and educational products. The increase in our core toy category was primarily due to increased sales of collectibles and dolls. Partially offsetting these increases was a decrease in our entertainment category which was driven by fewer releases of new video game software and systems.

Cost of Sales and Gross Margin

				Percentage of Total revenues
($ In millions)	Fiscal 2010	Fiscal 2009	$ Change	Fiscal 2010	Fiscal 2009	Change
Domestic	$3,112	$2,994	$118	35.6%	35.5%	0.1%
Canada	302	264	38	36.3%	35.4%	0.9%
Toys “R” Us - Delaware	$3,414	$3,258	$156	35.7%	35.5%	0.2%
Gross margin increased by $156 million to $3,414 million in fiscal 2010, compared to $3,258 million in fiscal 2009. Foreign currency translation accounted for approximately $23 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, increased by 0.2 percentage points in fiscal 2010 compared to fiscal 2009. Gross margin, as a percentage of Total revenues, was primarily impacted by improvements in sales mix away from lower margin products.
Domestic
Gross margin increased by $118 million to $3,112 million in fiscal 2010, compared to $2,994 million in fiscal 2009. Gross margin, as a percentage of Total revenues, increased by 0.1 percentage point in fiscal 2010 compared to fiscal 2009.
Gross margin, as a percentage of Total revenues, was primarily impacted by improvements in sales mix away from lower margin products such as video game systems, as well as increased sales of higher margin learning and core toy products. These increases were partially offset by increased sales of products on promotion.
Canada
Gross margin increased by $38 million to $302 million in fiscal 2010, compared to $264 million in fiscal 2009. Foreign currency translation accounted for approximately $23 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, increased by 0.9 percentage points in fiscal 2010 compared to fiscal 2009.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix towards sales of higher margin learning products.

Selling, General and Administrative Expenses

				Percentage of Total revenues
($ In millions)	Fiscal 2010	Fiscal 2009	$ Change	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us - Delaware	$2,869	$2,650	$219	30.0%	28.9%	1.1%
SG&A increased $219 million to $2,869 million in fiscal 2010, compared to $2,650 million in fiscal 2009. Foreign currency translation accounted for approximately $16 million of the increase. As a percentage of Total revenues, SG&A increased by 1.1 percentage points.
Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to increases in payroll expenses of $70 million, rent expense of $29 million and pre-opening costs of $17 million largely associated with new locations. The impact associated with new locations primarily related to the Company’s expanded fiscal 2010 Express store presence. Additionally, advertising and promotional expenses increased by $20 million due primarily to an increase in promotional activity as compared to the same period last year, and we incurred an additional $14 million of expenses primarily associated with the fulfillment of increased online sales.
In addition, the Company recorded litigation settlement expenses for certain legal matters of approximately $23 million and a $16 million non-cash cumulative correction of prior period straight-line lease accounting.

Depreciation and Amortization

(In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us - Delaware	$244	$227	$17
Depreciation and amortization increased by $17 million to $244 million in fiscal 2010, compared to $227 million in fiscal 2009. The increase primarily resulted from the addition of new and recently converted or relocated stores to our SBS format and increased accelerated depreciation related to store closures as a result of relocations in fiscal 2010. Additionally, foreign currency translation accounted for approximately $2 million of the increase.

Other Income, Net

(In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us - Delaware	$(79)	$(64)	$(15)
Other income, net increased by $15 million to $79 million in fiscal 2010, compared to $64 million in fiscal 2009. The increase was primarily due to $20 million in income from our affiliates for information technology and administrative support services that we began providing in fiscal 2010.

Interest Expense

(In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us - Delaware	$(236)	$(156)	$(80)
Interest expense increased by $80 million to $236 million in fiscal 2010, compared to $156 million in fiscal 2009. The increase was due to an increase of $58 million primarily related to higher effective interest rates on our debt and an increase in deferred financing charges of $25 million predominantly related to the write-off of deferred financing charges as a result of fiscal 2010 refinancings.

Interest Income

(In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us - Delaware	$32	$28	$4
Interest income increased by $4 million for fiscal 2010 compared to fiscal 2009.

Income Tax Expense

($ In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us - Delaware	$64	$114	$(50)
Effective tax rate	36.4%	36.0%	0.4%
The net decrease in income tax expense of $50 million in fiscal 2010 compared to fiscal 2009 was principally due to the decrease in pre-tax earnings. Refer to Note 10 to the Consolidated Financial Statements entitled “INCOME TAXES” for further details.

LIQUIDITY AND CAPITAL RESOURCES
Overview
As of January 28, 2012, we were in compliance with all of our covenants related to our outstanding debt. At January 28, 2012, under our $1,850 million secured revolving credit facility ("ABL Facility"), we had no outstanding borrowings, a total of $100 million of outstanding letters of credit and excess availability of $1,035 million. We are also subject to a minimum excess availability covenant, which was $125 million at January 28, 2012, with remaining availability of $910 million in excess of the covenant.
In addition, from time to time we may have short-term intercompany loans outstanding with Parent. As of January 28, 2012, we had an outstanding balance of $124 million in short-term intercompany loans with Parent. As of January 29, 2011, we had no outstanding short-term intercompany loans with Parent. As of April 27, 2012, the date these financial statements were issued, we had an outstanding balance of $45 million in short-term intercompany loans with Parent.
We are dependent on the borrowings provided by the lenders to support our working capital needs and/or capital expenditures. As of January 28, 2012, we have funds available to finance our operations under our ABL Facility through August 2015. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.
In general, our primary uses of cash are providing for working capital purposes (which principally represent the purchase of inventory), servicing debt, remodeling existing stores (including conversions), financing construction of new stores and paying expenses, such as payroll costs, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season. For fiscal 2011, peak borrowings under our revolving credit facility amounted to $815 million. Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our revolving credit facility. From time to time, we may enter into intercompany loans with Parent or pay dividends to Parent as permitted under our credit facilities. The funds provided to Parent may be used for the general purposes of the Parent, including but not limited to, repaying, refinancing, repurchasing, redeeming or otherwise satisfying its or its subsidiaries upcoming debt maturities.
Although we believe that cash generated from operations along with our existing cash and revolving credit facility will be sufficient to fund expected cash flow requirements and planned capital expenditures for at least the next 12 months, any world-wide financial market disruption could have a negative impact on our ability to refinance our maturing debt and available resources in the future. Our minimum projected obligations for fiscal 2012 and beyond are set forth below under “Contractual Obligations.”

Capital Expenditures
A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores, remodeling existing stores (including conversions), as well as improving and enhancing our information technology systems and are funded primarily through cash provided by operating activities, as well as available cash. Throughout fiscal 2009, we curtailed our capital spending due to the prevailing economic environment. During fiscals 2011 and 2010, we increased our capital spending to grow our business through a continued focus on our integrated strategy, recognizing the synergies between our toy and juvenile categories. In fiscal 2012, we plan to reduce our capital spend from fiscal 2011 levels. Nonetheless, we remain committed to our toy and juvenile integration strategy.

The following table presents our capital expenditures for each of the past three fiscal years:

(In millions)	Fiscal 2011	Fiscal 2010	Fiscal 2009
New stores (1)	$71	$52	$26
Conversion projects (2)	67	82	25
Information technology	61	55	37
Other store-related projects (3)	55	30	42
Distribution centers	46	25	18
Total capital expenditures	$300	$244	$148

(1)	Primarily includes SBS relocations as well as single format stores (including Express stores).

(2)	Primarily includes SBS conversions as well as other remodels pursuant to our juvenile integration strategy.

(3)	Includes other store-related projects (other than conversion projects) such as store updates.

Cash Flows

(In millions)	Fiscal 2011	Fiscal 2010	Fiscal 2009
Net cash provided by operating activities	$243	$280	$690
Net cash used in investing activities	(287)	(224)	(329)
Net cash used in financing activities	(100)	(112)	(274)
Effect of exchange rate changes on Cash and cash equivalents	3	2	1
Net (decrease) increase during period in Cash and cash equivalents	$(141)	$(54)	$88

Cash Flows Provided by Operating Activities
Net cash provided by operating activities for fiscal 2011 was $243 million, a decrease of $37 million compared to fiscal 2010. The decrease in net cash provided by operating activities was primarily the result of a decrease in accounts payable and accrued expenses predominantly due to the timing of vendor payments at year-end, as well as settlement payments made by the Company for certain legal matters in fiscal 2011. Additionally contributing to the decrease was decreased gross margins from operations. These decreases were partially offset by a decrease in purchases of merchandise inventories related to the early replenishment of inventory in fiscal 2010 for fiscal 2011 at our existing locations as well as new stores.
Net cash provided by operating activities for fiscal 2010 was $280 million, a decrease of $410 million compared to fiscal 2009. The decrease in net cash provided by operating activities was primarily the result of an increase in purchases of merchandise inventories primarily for fiscal 2010 and related to the early replenishment of inventory for fiscal 2011 at our existing locations as well as new stores partially driven by an effort to benefit from favorable vendor pricing, an increase in interest payments as compared to the prior year and an increase in payments on accounts payable due to the timing of vendor payments at year-end.

Cash Flows Used in Investing Activities
Net cash used in investing activities for fiscal 2011 was $287 million, an increase of $63 million compared to fiscal 2010. The increase in net cash used in investing activities was primarily the result of an increase in capital expenditures of $56 million and a decrease in proceeds from the sale of fixed assets of $8 million.
Net cash used in investing activities for fiscal 2010 was $224 million, a decrease of $105 million compared to fiscal 2009. The decrease in net cash used in investing activities was primarily the result of a reduction of $150 million in loans made to our Parent, a reduction of $56 million in purchases of net assets from affiliates and $14 million paid to acquire e-commerce websites and other business assets in the prior year. These decreases were partially offset by an increase in capital expenditures of $96 million and a decrease of $20 million attributable to the change in restricted cash primarily due to the refinancing in fiscal 2009.

Cash Flows Used in Financing Activities
Net cash used in financing activities was $100 million for fiscal 2011, a decrease of $12 million compared to fiscal 2010. The decrease in net cash used in financing activities was primarily due to a $335 million increase in net debt borrowings of long-term debt, an increase of $134 million in net debt borrowings from Parent and a decrease of $34 million in capitalized debt issuance costs. These were partially offset by a $487 million increase in Dividend paid to Parent, which included distributions to our Parent made on May 26, 2011 and June 24, 2011, in aggregate amounts of approximately $504 million and $15 million, respectively, to provide funds for the redemption of our Parent's 7.625% notes due fiscal 2011 (the "2011 Notes"), including interest and premiums, on June 24, 2011.
Refer to the description of changes to our debt structure below, as well as Note 2 to the Consolidated Financial Statements entitled “LONG-TERM DEBT” for more information.
Net cash used in financing activities was $112 million for fiscal 2010, a decrease of $162 million compared to fiscal 2009. The decrease in net cash used in financing activities was primarily due to a $94 million decrease in net repayments of long-term debt, $68 million paid to TRU Propco I in excess of carrying values of net assets acquired in the prior year, an increase of $36 million in net short-term borrowings from Parent and a decrease of $33 million in capitalized debt issuance costs. These decreases were partially offset by a decrease of $43 million in capital contribution from Parent.

Debt
Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and place restrictions on the ability of us and certain of our subsidiaries to provide funds to our Parent through dividends, loans or advances. The amount of net assets that were subject to these restrictions was approximately $250 million as of January 28, 2012.
Certain of our agreements also contain various and customary events of default with respect to the loans and notes, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing under these agreements, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders. Were such an event to occur, we would be forced to seek new financing that may not be on as favorable terms as our current facilities or be available at all. As of January 28, 2012, we had total indebtedness of $2,361 million, of which $2,159 million was secured indebtedness. We have our ABL Facility and from time to time we borrow short-term intercompany loans from our Parent. As of January 28, 2012, we had no outstanding borrowings on our ABL Facility and outstanding borrowings of $124 million under our short-term intercompany borrowing arrangement with our Parent. As of April 27, 2012, the date these financial statements were issued, we had outstanding borrowings of $45 million under our short-term intercompany borrowing arrangement with our Parent. Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by the current global economic and financial conditions and other economic factors that may be outside our control. In addition, our ability to incur secured indebtedness (which may enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the covenants in our credit facilities and indentures and the value of our assets, which depends, in turn, on the strength of our cash flows, results of operations, economic and market conditions and other factors. We are currently in compliance with our financial covenants relating to our debt. Refer to Note 2 to the Consolidated Financial Statements entitled “LONG-TERM DEBT” for more information regarding our debt covenants.
During fiscal 2011, we made the following significant changes to our debt structure:

•
On May 25, 2011, we entered into an Incremental Joinder Agreement (the “Joinder Agreement”) to the amended and restated secured term loan agreement ("Secured Term Loan Facility"). The Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $400 million due fiscal 2018 (“Incremental Secured Term Loan”), which increased the size of the Secured Term Loan Facility to an aggregate principal amount of $1,100 million. The Incremental Secured Term Loan was issued at a discount of $4 million which resulted in gross proceeds of $396 million.

•
On June 24, 2011, the funds received from net proceeds from the Incremental Secured Term Loan along with borrowings under our ABL Facility were used to provide funds to our Parent to redeem the outstanding principal amount of the 2011 Notes for a total redemption price, including interest and premiums, of approximately $519 million.

Subsequent Event
On April 10, 2012, we entered into a Second Incremental Joinder Agreement (the "Second Joinder Agreement") to the Secured Term Loan Facility. The Second Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $225 million due fiscal 2018 ("Second Incremental Secured Term Loan"), which increased the total size of the Secured Term Loan Facility to an aggregate principal amount of $1,325 million. The Second Incremental Secured Term Loan was issued at a discount of approximately $5 million which resulted in gross proceeds of $220 million. The gross proceeds were used to pay transaction fees of approximately $5 million, including fees payable to the Sponsors pursuant to their advisory agreement, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. The net proceeds from the Second Incremental Secured Term Loan will be used for general corporate purposes, including, without limitation, to make restricted payments or other distributions to provide funds to our Parent to repay, refinance, repurchase, redeem, defease or otherwise satisfy any indebtedness of our Parent or any of its subsidiaries.
We and our subsidiaries, as well as the Sponsors or their affiliates, may from time to time acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 15 to our Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS.”

Contractual Obligations
Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. The following table summarizes our contractual obligations as of January 28, 2012:

	Payments Due By Period
(In millions)	Fiscal 2012	Fiscals 2013 & 2014	Fiscals 2015 & 2016	Fiscals 2017 and thereafter	Total
Operating leases (1)	$460	$860	$724	$2,360	$4,404
Less: sub-leases to third parties	12	21	12	13	58
Net operating lease obligations	448	839	712	2,347	4,346
Capital lease obligations	31	59	51	107	248
Long-term debt (2)(3)(4)	11	22	1,028	1,125	2,186
Interest payments (4)(5)(6)	164	325	279	97	865
Purchase obligations (7)	969	—	—	—	969
Other (8)	147	197	43	24	411
Total contractual obligations (9)	$1,770	$1,442	$2,113	$3,700	$9,025

(1)
Excluded from the minimum rental commitments displayed above are approximately $1.9 billion related to options to extend ground lease terms that are reasonably assured of being exercised, the balance of which is predominantly related to fiscals 2017 and thereafter. As the Company is an indirect parent of TRU Propco II, rent payments under the TRU Propco II Master Lease are eliminated in consolidation.

(2)
Includes the Incremental Secured Term Loan, the proceeds of which along with borrowings from our ABL Facility were used to provide funds to redeem the 2011 Notes. See Note 2 to our Consolidated Financial Statements entitled “LONG-TERM DEBT” for further details.

(3)	Excludes finance obligations associated with capital projects and capital lease obligations, which are included in “Capital lease obligations.”

(4)	Excludes Short-term borrowing from Parent of $124 million and related interest payments. See Note 15 entitled "RELATED PARTY TRANSACTIONS" for further details.

(5)	In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps.

(6)	Interest payments for our ABL Facility were estimated based on the average borrowings under the facility in fiscal 2011.

(7)
Purchase obligations consist primarily of open purchase orders for merchandise as well as an agreement to purchase fixed or minimum quantities of goods that are not included in our Consolidated Balance Sheet as of January 28, 2012.

(8)	Includes risk management liabilities and other general obligations and contractual commitments.

(9)
The above table does not reflect liabilities for uncertain tax positions of $30 million, which includes $2 million of current liabilities. The amount and timing of payments with respect to these items are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimates of the timing and amount of future payments.

Obligations under our operating leases and capital leases in the above table do not include contingent rent payments, payments for maintenance and insurance or real estate taxes. The following table presents these amounts which were recorded in SG&A in our Consolidated Statements of Operations for fiscals 2011, 2010 and 2009:

(In millions)	Fiscal 2011	Fiscal 2010	Fiscal 2009
Real estate taxes	$51	$46	$41
Maintenance and insurance	39	33	36
Contingent rent	3	5	3
Total	$93	$84	$80

CRITICAL ACCOUNTING POLICIES
Our Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Consolidated Financial Statements.
We believe the following are our most critical accounting policies that include significant judgments and estimates used in the preparation of our Consolidated Financial Statements. We consider an accounting policy to be critical if it requires assumptions to be made that were uncertain at the time they were made, and if changes in these assumptions could have a material impact on our consolidated financial condition or results of operations.
Merchandise Inventories
We value our merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales under the weighted average cost method represents the weighted average cost of the individual items sold. Cost of sales under the weighted average cost method is also affected by adjustments to reflect current market conditions, merchandise allowances from vendors, expected inventory shortages and estimated losses from obsolete and slow-moving inventory.
Merchandise inventories and related reserves are reviewed on an interim basis and adjusted, as appropriate, to reflect management's current estimates. These estimates are derived using available data, our historical experience, estimated inventory turnover and current purchase forecasts. Various types of negotiated allowances received from our vendors are generally treated as adjustments to the purchase price of our merchandise inventories. We adjust our estimates for vendor allowances and our provision for expected inventory shortage to actual amounts at the completion of our physical inventory counts and finalization of all vendor allowance agreements. In addition, we perform an inventory-aging analysis for identifying obsolete and slow-moving inventory. We establish a reserve to reduce the cost of our inventory to its estimated net realizable value based on certain loss indicators which include aged inventory and excess supply on hand, as well as specific identification methods.
Our estimates may be impacted by changes in certain underlying assumptions and may not be indicative of future activity. For example, factors such as slower inventory turnover due to changes in competitors' tactics, consumer preferences, consumer spending and inclement weather could cause excess inventory requiring greater than estimated markdowns to entice consumer purchases. Such factors could also cause sales shortfalls resulting in reduced purchases from vendors and an associated reduction in vendor allowances. Based on our inventory aging analysis for identifying obsolete and slow-moving inventory, a 10% change in our reserve would have impacted pre-tax earnings by approximately $3 million for fiscal 2011.
Long-lived Asset Impairment
We evaluate the carrying value of all long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with Accounting Standards Codification ("ASC") Topic 360, “Property, Plant and Equipment.” When evaluating operating stores for impairment, our asset group is at an individual store level, as that is the lowest level for which cash flows are identifiable. Cash flows for individual operating stores include an allocation of applicable overhead. We will record an impairment loss when the carrying value of the underlying asset group exceeds its estimated fair value.
In determining whether long-lived assets are recoverable, our estimate of undiscounted future cash flows over the estimated life or lease term of a store is based upon our experience, historical operations of the store, an estimate of future store profitability and economic conditions. The future estimates of store profitability require estimating such factors as sales growth, inflation and the overall economic conditions. Since we forecast our future undiscounted cash flows for up to 25 years, our estimates are subject to variability as future results can be difficult to predict. If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset's carrying value and fair value. We estimate the fair value of a reporting unit or asset using a valuation method such as discounted cash flow or a relative, market-based approach.
In fiscal 2011, we recorded $8 million of impairment charges related to non-recoverable long-lived assets. These impairments were primarily due to the identification of underperforming stores and the relocation of certain stores. In the future, we plan to relocate additional stores which may result in additional asset impairments.
Goodwill Impairment
Goodwill is evaluated for impairment annually as of the first day of the fourth quarter of each fiscal year or whenever we identify certain events or circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Events or circumstances that might warrant an interim evaluation include, among other things, significant adverse change in legal factors or in the business climate, adverse action or assessment by a regulator, unanticipated competition, loss of key personnel and it is more likely than not that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of. Our Domestic reporting unit had $361 million of goodwill at January 28, 2012.
In September 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”), which amended the rules for testing goodwill for impairment. The new rules provide an entity with the option to first assess qualitative factors for each reporting unit to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step quantitative impairment test. The optional qualitative assessment can be performed at the discretion of management for any or all of the reporting units in any given period. As allowed under the guidance, we early adopted ASU 2011-08 for our fiscal 2011 annual goodwill impairment test.
In preparing a qualitative analysis for each of our reporting units, we assess relevant events and circumstances that may impact the fair value and the carrying amount of each reporting unit. The identification of relevant events and circumstances and how these may impact a reporting unit's fair value or carrying amount involve significant judgments and assumptions. For each reporting unit, we compare its current carrying value as of the testing date to its most recent fair value. Based upon the differential noted, we may decide to perform the first step of the quantitative impairment test or to continue with the qualitative assessment by analyzing whether changes in the business and/or operating environment have occurred since the most recent fair value obtained that may impact this relationship. This assessment includes, but is not limited to, the identification of macroeconomic conditions, industry and market considerations that currently impact the reporting unit operating environment, as well as cost factors, overall financial performance, and peer group share price trends. We examine the positive and negative influences of each relevant factor on the reporting unit's fair value and qualitatively assess the impact that such factors (when considered both individually and in the aggregate) would have on a reporting unit's fair value since the last full valuation was performed. If, after assessing the totality of events or circumstances, we determine that the potential impact of the positive and negative factors do not indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we will conclude that goodwill is not impaired and accordingly performance of the two-step quantitative impairment test is not required.
For the two-step quantitative goodwill impairment test, we compare the current carrying value of the reporting unit to its current fair value to determine whether goodwill is impaired.  First, we calculate current fair values of our reporting units by blending results from the market multiples approach and the income approach. These valuation approaches consider a number of factors that include, but are not limited to, expected future cash flows, growth rates, discount rates, and comparable multiples from publicly traded companies in our industry, and require us to make certain assumptions and estimates regarding industry economic factors and future profitability of our business. It is our policy to conduct impairment testing (both from a qualitative and quantitative perspective) based on our most current business plans, projected future revenues and cash flows, which reflect changes we anticipate in the economy and the industry. The cash flows are based on five-year financial forecasts developed internally by management and are discounted to a present value using discount rates that properly account for the risk and nature of the respective reporting unit's cash flows and the rates of return market participants would require to invest their capital in our reporting units. If the carrying value exceeds the fair value, we would then calculate the implied fair value of our reporting unit goodwill as compared to its carrying value to determine the appropriate impairment charge. Although we have adopted the qualitative test in fiscal 2011, we have not changed our methodology for determining fair values during the periods presented.
During the qualitative assessment of our fiscal 2011 annual goodwill impairment test, management concluded it was more likely than not that the fair value of our Domestic reporting unit exceeded its carrying value. However, given the Domestic goodwill balance of $361 million, the results of the fourth quarter holiday selling season and the timing of the previous fair value calculated, management decided to calculate a new fair value as of the fiscal year-end. The fair value as of fiscal year-end confirmed the conclusion reached on the qualitative approach taken by management and indicated no goodwill impairment after the date of the annual impairment test.
Revenue Recognition
We recognize revenue in accordance with ASC Topic 605, “Revenue Recognition.” Revenue related to merchandise sales, which is approximately 98.4% of Total revenues, is generally recognized for retail sales at the point of sale in the store and when the customer receives the merchandise shipped from our websites. Discounts provided to customers are accounted for as a reduction of sales. We record a reserve for estimated product returns in each reporting period based on historical return experience and changes in customer demand. Actual returns may differ from historical product return patterns, which could impact our financial results in future periods.
Income Taxes
We account for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Our provision for income taxes and effective tax rates are calculated by legal entity and jurisdiction and are based on a number of factors, including our level of pre-tax earnings, income tax planning strategies, differences between tax laws and accounting rules, statutory tax rates and credits, uncertain tax positions, and valuation allowances. We use significant judgment and estimates in evaluating our tax positions. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction.
Tax law and accounting rules often differ as to the timing and treatment of certain items of income and expense. As a result, the tax rate reflected in our tax return (our current or cash tax rate) is different from the tax rate reflected in our Consolidated Financial Statements. Some of the differences are permanent, while other differences are temporary as they will reverse over time. We record deferred tax assets and liabilities for any temporary differences between the assets and liabilities in our Consolidated Financial Statements and their respective tax bases. We establish valuation allowances when we believe it is more likely than not that our deferred tax assets will not be realized. In assessing the need for a valuation allowance, management weighs the available positive and negative evidence, including limitations on the use of tax loss and other carryforwards due to changes in ownership, historic information, projections of future sources of taxable income, including future reversals of taxable temporary differences and future taxable income exclusive of reversing temporary differences and carryforwards, and tax planning strategies. For example, we would establish a valuation allowance for the tax benefit associated with a tax loss carryforward in a tax jurisdiction if we did not expect to generate sufficient taxable income of the appropriate character to utilize the tax loss carryforward prior to its expiration. Changes in future taxable income, tax liabilities and our tax planning strategies may impact our effective tax rate, valuation allowances and the associated carrying value of our deferred tax assets and liabilities.
At any one time our tax returns for numerous tax years are subject to examination by U.S. Federal, state and foreign taxing jurisdictions. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently enacted tax law changes, published rulings, court cases, and outcomes of tax audits. While we do not expect material changes, it is possible that our actual tax liability will differ from our established tax liabilities for unrecognized tax benefits, and our effective tax rate may be materially impacted. While it is often difficult to predict the final outcome of, the timing of, or the tax treatment of any particular tax position or deduction, we believe that our tax balances reflect the more-likely-than-not outcome of known tax contingencies.
Stock-Based Compensation
The fair value of the common stock shares utilized in valuing stock-based payment awards was determined by the Executive Committee of Parent based on management's recommendations. Our Parent engages an independent valuation specialist to assist management and the Executive Committee of Parent in determining the fair value of our common stock for these purposes. Our Parent's management and the Executive Committee of Parent rely on the valuations provided by the independent valuation specialist as well as their review of Parent's historical financial results, business milestones, financial forecast and business outlook as of each award date. The same data is reviewed by our Parent's management, on a periodic basis, to monitor the performance metrics associated with certain stock-based payment awards as the achievement of established thresholds directly impact the amount of target shares ultimately earned.

The fair value of common stock shares of Parent is based on total enterprise value ranges and the total equity value ranges estimated on a non-marketable and minority basis utilizing both the income approach and the market approach guidelines. A range of the two methods was utilized to determine the fair value of the ordinary shares. The income approach is a valuation technique that provides an estimation of the fair value of a business based upon the cash flows that it can be expected to generate over time. The market approach is a valuation technique that provides an estimation of fair value based on market prices of publicly traded companies and the relationship to financial results.
The income approach utilized begins with an estimation of the annual cash flows that a business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the period are then converted to their present value equivalent using a discount rate considered appropriate given the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the terminal value of the business at the end of the projection period to arrive at an estimate of fair value. Such an approach necessarily relies on estimations of future cash flows that are inherently uncertain, as well as a determination of an appropriate discount rate in order to derive present value equivalents of both the projected cash flows and the terminal value of the business at the end of the period. The use of different estimations of future cash flows or a different discount rate could result in a different indication of fair value.
The market approach utilizes in part a comparison to publicly traded companies deemed to be in similar lines of business. Such companies were then analyzed to determine which were most comparable based on various factors, including industry similarity, financial risk, company size, geographic diversification, growth opportunities, similarity of reaction to macroeconomic factors, profitability, financial data availability and active trading volume. Seven companies were included as comparable companies in the market comparable approach. Alternate determinations of which publicly traded entities constituted comparable companies could result in a different indication of fair value.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS
In September 2011, the FASB issued ASU 2011-08. This ASU is intended to simplify how entities test goodwill for impairment and permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity's financial statements for the most recent annual or interim period have not yet been issued. On October 30, 2011, the Company early adopted the provisions of ASU 2011-08 in conjunction with its annual impairment testing. Because the measurement of a potential impairment has not changed, this ASU did not have an impact on our Consolidated Financial Statements.
In December 2010, the FASB issued ASU No. 2010-29, “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU 2010-29”). The amendments in this ASU specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplementary pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. Effective January 30, 2011, the Company has adopted ASU 2010-29. The adoption of ASU 2010-29 did not have an impact on our Consolidated Financial Statements.
In December 2010, the FASB issued ASU No. 2010-28, “Intangibles – Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts” (“ASU 2010-28”). For reporting units with zero or negative carrying amounts, this ASU requires that an entity perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Effective January 30, 2011, the Company has adopted ASU 2010-28. The adoption of ASU 2010-28 did not have an impact on our Consolidated Financial Statements.
Refer to Note 17 to our Consolidated Financial Statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS” for a discussion of accounting standards which we have not yet been required to implement and may be applicable to our future operations, and their impact on our Consolidated Financial Statements.

FORWARD-LOOKING STATEMENTS
This Management's Discussion and Analysis of Financial Condition and Results of Operations, the other reports and documents that we have filed or may in the future file with the Securities and Exchange Commission and other publicly released materials and statements, both oral and written, that we have made or may make in the future, may contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, the development, implementation and integration of our Internet business, future financial or operational performance, projected sales for certain periods, comparable store net sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, future financings and other goals and targets and statements of the assumptions underlying or relating to any such statements.
These statements are subject to risks, uncertainties, and other factors, including, among others, the seasonality of our business, competition in the retail industry, economic factors and consumer spending patterns, the availability of adequate financing, access to trade credit, changes in consumer preferences, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by Securities and Exchange Commission's rules and regulations. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.